UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AT&T Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AT&T Inc.

Notice of Annual Meeting of Stockholders and Proxy Statement

To the holders of Common Stock of AT&T Inc.:

The 2012 Annual Meeting of Stockholders of AT&T Inc. will be held as follows:

9:00 a.m., local time, Friday, April 27, 2012

The Grand America Hotel

555 South Main Street

Salt Lake City, Utah 84111

—  Election of 11 Directors

—  Ratification of Ernst & Young LLP as independent auditors

—  Advisory vote on executive compensation

—  Amend Certificate of Incorporation

—  Such other matters, including certain stockholder proposals, as may properly come before the meeting.

Holders of AT&T Inc. common stock of record at the close of business on February 28, 2012, are entitled to vote at the meeting and any adjournment of the meeting.

Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors.

Ann Effinger Meuleman Senior Vice President and Secretary March XX, 2012

2012

PROXY STATEMENT

AT&T Inc.

One AT&T Plaza

Whitacre Tower

208 S. Akard Street

Dallas, Texas 75202

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on April 27, 2012:

The proxy statement and annual report to security holders are available at www.edocumentview.com/att.

Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

Time and Date:	9:00 a.m., local time, Friday, April 27, 2012

Place:	The Grand America Hotel, 555 South Main Street, Salt Lake City, Utah 84111

Record Date:	February 28, 2012

Voting:	Stockholders as of the record date are entitled to vote.

Attendance:	If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy card or the Annual Meeting Notice and Admission Ticket) to the Annual Meeting. If you do not have an admission ticket, you will be admitted upon presentation of photo identification at the door.

Agenda and Voting Recommendations

Item	Description	Board Recommendation	Page
1	Election of 11 Directors	FOR each nominee	16
2	Ratification of Ernst & Young LLP as auditors for 2012	FOR	21
3	Advisory vote on executive compensation	FOR	21
4	Amend Certificate of Incorporation	FOR	22
5	Stockholder Proposal – Political Contributions Report	AGAINST	X
6	Stockholder Proposal – Wireless Network Management	AGAINST	X

Current Board Members

The following table provides summary information about each Director. Each Director is elected annually by a majority of votes cast. All of the Directors except Ms. Martin (who is retiring on April 27, 2012) are Director nominees for 2012. All non-employee Directors are independent.

Nominee	Age	Director Since	Principal Occupation	Committees

Randall L. Stephenson	51	2005	Chairman, CEO, and President, AT&T Inc.	Executive

Gilbert F. Amelio	69	2001	Former Senior Partner, Sienna Ventures	Executive, Human Resources, and Public Policy

Reuben V. Anderson	69	2006	Senior Partner, Phelps Dunbar, LLP	Executive, Finance/Pension, and Public Policy

James H. Blanchard	70	2006	Chairman and Partner, Jordan-Blanchard Capital, LLC	Corporate Development, Executive, and Human Resources

Jaime Chico Pardo	62	2008	President and CEO, ENESA	Audit and Corporate Development

James P. Kelly	68	2006	Retired Chairman and CEO, United Parcel Service, Inc.	Audit and Corp. Gov. and Nominating

Jon C. Madonna	68	2005	Retired Chairman and CEO, KPMG	Audit, Corporate Development, and Executive

Lynn M. Martin	72	1999	President, The Martin Hall Group, LLC	Corp. Gov. and Nominating, Executive, and Finance/Pension

John B. McCoy	68	1999	Retired Chairman and CEO, Bank One Corporation	Corp. Gov. and Nominating, Finance/Pension, Executive, and Human Resources

Joyce M. Roché	64	1998	Retired President and CEO, Girls Inc.	Corp. Gov. and Nominating and Public Policy

Matthew K. Rose	52	2010	Chairman and CEO, Burlington Northern Santa Fe, LLC	Human Resources and Public Policy

Laura D’Andrea Tyson	64	1999	S.K. and Angela Chan Professor of Global Mgmt., Haas School of Business, Univ. of California at Berkeley	Audit, Corporate Development, and Finance/Pension

2012 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AT&T Inc. (AT&T, the Company, or we) for use at the 2012 Annual Meeting of Stockholders of AT&T. The meeting will be held at 9:00 a.m. local time on Friday, April 27, 2012, at The Grand America Hotel, 555 South Main Street, Salt Lake City, Utah 84111.

The purposes of the meeting are set forth in the Notice of Annual Meeting of Stockholders (preceding the table of contents). This Proxy Statement and form of proxy are being sent beginning March XX, 2012, to certain stockholders who were record holders of AT&T’s common stock, $1.00 par value per share, at the close of business on February 28, 2012. These materials are also available at www.edocumentview.com/att. Each share entitles the registered holder to one vote. As of January 31, 2012, there were 5,928,751,656 shares of AT&T common stock outstanding.

Stockholders who together represent 40% of the common stock outstanding and are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the meeting.

How to Vote

—	Shares held by you as the record holder:

All shares represented by proxies will be voted by one or more of the persons designated on the form of proxy in accordance with the stockholders’ directions. If the proxy card is signed and returned or the proxy is submitted by telephone or through the Internet without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors. Any stockholder giving a proxy may revoke it at any time before the proxy is voted at the meeting by giving written notice of revocation to the Secretary of AT&T, by submitting a later-dated proxy or by attending the meeting and voting in person. The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received before the closing of the polls in order to be counted.

Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the form of proxy. Similar procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

A stockholder may designate a person or persons other than those persons designated on the form of proxy to act as the stockholder’s proxy by striking out the name(s) appearing on the proxy card, inserting the name(s) of another person(s) and delivering the signed card to that person(s). The person(s) designated by the stockholder must present the signed proxy card at the meeting in order for the shares to be voted.

—	Shares held through a bank, broker or other custodian:

Where the stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.

—	Shares held on your behalf under Company benefit plans:

The proxy card, or a proxy submitted by telephone or through the Internet, will also serve as voting instructions to the plan administrator or trustee for any shares held on behalf of a participant under any of the following employee benefit plans: the AT&T Savings and Security Plan, the AT&T Long Term Savings and Security Plan, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan. Subject to the trustee’s fiduciary obligations, shares in each of the above employee benefit plans for which voting instructions are not received will not be voted. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 24, 2012.

In addition, the proxy card or a proxy submitted by telephone or through the Internet will constitute voting instructions to the plan administrator under The DirectSERVICE Investment Program sponsored and administered by Computershare Trust Company, N.A. (AT&T’s transfer agent) for shares held on behalf of plan participants.

If a stockholder participates in the plans listed above and/or maintains stockholder accounts under more than one name (including minor differences in registration, such as with or without a middle initial), the stockholder may receive more than one set of proxy materials. To ensure that all shares are voted, please submit proxies for all of the shares you own.

Multiple Stockholders Sharing the Same Address

No more than one annual report and Proxy Statement are being sent to multiple stockholders sharing an address unless AT&T has received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the most recent annual report and/or the Proxy Statement by writing the transfer agent at: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, or by calling (800) 351-7221. Stockholders calling from outside the United States may call (781) 575-4729. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the annual report and/or the Proxy Statement may write or call the transfer agent at the above address or phone numbers to request a change.

Solicitation of Proxies

The cost of soliciting proxies will be borne by AT&T. Officers, agents and employees of AT&T and its subsidiaries and other solicitors retained by AT&T may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of AT&T. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. AT&T has retained D. F. King & Co., Inc. to aid in the solicitation of proxies at a fee of $20,500, plus expenses.

Voting Results

The voting results of the annual meeting will be published no later than four business days after the annual meeting on a Form 8-K filed with the Securities and Exchange Commission, which will be available in the investor relations area of our website at www.att.com.

BOARD OF DIRECTORS

The Role of the Board

The Board of Directors is responsible for our management and direction and for establishing broad corporate policies. In addition, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board and Chief Executive Officer and other members of management as well as reports by experts and other advisors. Corporate review sessions are also offered to Directors to give them more detailed views of our businesses and matters that affect our businesses, corporate opportunities, technology, and operations.

Assessing and managing risk is the responsibility of the management of AT&T. The Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. Annually, the Board reviews the Company’s strategic business plans, which includes evaluating the objectives of and risks associated with these plans (e.g., competitive, technology, economic, etc.).

In addition, under its charter, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Members of the Company’s finance and compliance organizations are responsible for managing risk in their areas and reporting regularly to the Audit Committee.

The Company’s chief audit executive meets annually in executive session with the Audit Committee. The chief audit executive reviews with the Audit Committee each year’s annual internal audit plan, which is focused on significant areas of financial, operating, and compliance risk. The Audit Committee also receives regular reports on completed internal audits of these significant risk areas.

The Finance/Pension Committee reviews policies designed by management regarding financial and market risk and actions taken by management to control the risk (e.g., the nature and extent of insurance coverage, interest rate and foreign currency exposure, counterparty risk, etc.).

Members of the Board are expected to attend Board meetings in person, unless the meeting is held by teleconference. The Board held 14 meetings in 2011. All of the Directors attended at least 75% of the total number of meetings of the Board and Committees on which each served. Directors are also expected to attend the Annual Meeting of Stockholders. All but one of the Directors were present at the 2011 Annual Meeting.

Board Leadership Structure

The non-management members of the Board of Directors meet in executive session (without management Directors or management personnel present) at least four times per year. The Lead Director, who is appointed for a two-year term, presides over these sessions. James H. Blanchard currently serves as Lead Director; his term is scheduled to expire January 31, 2014.

Responsibilities of the Lead Director include:

—	leading the non-management Directors in executive session,
—	preparing the agenda for the executive sessions of the non-management Directors,
—	acting as the principal liaison between the non-management Directors and the Chairman and Chief Executive Officer,
—	coordinating the activities of the non-management Directors when acting as a group,
—	establishing together with the Chairman and Chief Executive Officer the agenda for each Board meeting, and

—

advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management, including the materials provided to Directors at Board meetings.

In addition, the Lead Director may:

—	call meetings of the non-management Directors in addition to the quarterly meetings,
—	approve the addition of any item to the agenda for any Board meeting, and
—	require information relating to any matter be distributed to the Board.

Randall Stephenson currently serves as both Chairman of the Board and Chief Executive Officer. The Board believes that having Mr. Stephenson serve in both capacities is in the best interests of AT&T and its stockholders because it enhances communication between the Board and management and allows Mr. Stephenson to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. The Board believes that the appointment of a strong independent Lead Director and the use of regular executive sessions of the non-management Directors, along with the Board’s strong committee system and substantial majority of independent Directors, allow it to maintain effective oversight of management.

Communicating with the Board

Interested persons may contact the Lead Director or the non-management Directors by sending written comments through the Office of the Secretary of AT&T Inc., 208 S. Akard Street, Suite 3241, Dallas, Texas 75202. The Office will either forward the original materials as addressed or provide Directors with summaries of the submissions, with the originals available for review at the Directors’ request.

Criteria and Process for Nominating Directors

The Corporate Governance and Nominating Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in our Corporate Governance Guidelines to serve as members of the Board. The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties. The Committee is not limited to any specific process in identifying candidates and will consider candidates whom stockholders suggest. Candidates are recommended to the Board after consultation with the Chairman of the Board. In recommending Board candidates, the Committee considers a candidate’s:

—	general understanding of elements relevant to the success of a large publicly traded company in the current business environment,
—	understanding of our business, and
—	educational and professional background.

The Committee also gives consideration to a candidate’s judgment, competence, anticipated participation in Board activities, experience, geographic location and special talents or personal attributes. Although the Committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the Board. Stockholders who wish to suggest qualified candidates should write to the Senior Vice President and Secretary, AT&T Inc., 208 S. Akard Street, Suite 3241, Dallas, Texas 75202, stating in detail the qualifications of the persons proposed for consideration by the Committee.

Composition of the Board

Under our Bylaws, the Board of Directors has the authority to determine the size of the Board and to fill vacancies. Currently, the Board is comprised of 12 Directors, one of whom is an executive officer of AT&T. We have included biographical information about each continuing Director on pages 17-20. Holdings of AT&T common stock by AT&T Directors are shown on the table on page 14.

The Board of Directors has nominated the 11 persons listed in this Proxy Statement, beginning on page 17, for election as Directors. Each of the nominees is an incumbent Director of AT&T recommended for re-election by the Corporate Governance and Nominating Committee. Under AT&T’s Corporate Governance Guidelines, a Director will not be nominated for re-election if the Director has reached age 72. Accordingly, Lynn M. Martin will not stand for re-election at the 2012 Annual Meeting and the Board has voted to reduce its size to 11 Directors effective immediately before the meeting. There are no vacancies on the Board.

Board Committees

From time to time the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. In 2011, the Corporate Governance and Nominating Committee carefully analyzed our committee structure and the charters for each committee. Following this review, the Committee has recommended changes to the committee structure such that, beginning April 27, 2012, we will have the committee structure described below the description of the current committees.

The Board has established seven standing committees of Directors, the principal responsibilities of which are described below. The charters for each of these committees may be found on our web site at www.att.com.

CURRENT COMMITTEES

Committee	Members	Functions and Additional Information	Meetings in 2011

Audit	Jon C. Madonna, Chair Jaime Chico Pardo James P. Kelly Laura D’Andrea Tyson	Consists of four independent Directors. Oversees the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of internal audit function and the independent auditors, and our compliance with legal and regulatory matters, including environmental matters. Responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The independent auditor audits the financial statements of AT&T and its subsidiaries.	12

Corporate Development	James H. Blanchard, Chair Jaime Chico Pardo Jon C. Madonna Laura D’Andrea Tyson	Consists of four independent Directors. Reviews mergers, acquisitions, dispositions and similar transactions.	2

Corporate Governance and Nominating	Lynn M. Martin,* Chair James P. Kelly John B. McCoy Joyce M. Roché	Consists of four independent Directors. Responsible for recommending candidates to be nominated by the Board for election by the stockholders, or to be appointed by the Board of Directors to fill vacancies, consistent with the criteria approved by the Board, and recommending committee assignments and the appointment of the Lead Director. Periodically assesses AT&T’s Corporate Governance Guidelines and makes recommendations to the Board for amendments and also recommends to the Board the compensation of Directors. Takes a leadership role in shaping corporate governance and oversees an annual evaluation of the Board.	4

Executive	Randall L. Stephenson, Chair Gilbert F. Amelio Reuben V. Anderson James H. Blanchard Jon C. Madonna Lynn M. Martin * John B. McCoy	Consists of the Chairman of the Board and the chairpersons of our six other standing committees. Established to assist the Board by acting upon matters when the Board is not in session. Has full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.	0
(table continued on next page)

CURRENT COMMITTEES

Committee	Members	Functions and Additional Information	Meetings in 2011

Finance/ Pension	John B. McCoy, Chair Reuben V. Anderson Lynn M. Martin * Laura D’Andrea Tyson	Consists of four independent Directors. Assists the Board in its oversight of our finances, including recommending the payment of dividends and reviewing the management of our debt and investment of our cash reserves.	4

Human Resources	Gilbert F. Amelio, Chair James H. Blanchard John B. McCoy Matthew K. Rose	Consists of four independent Directors. Oversees the compensation practices of AT&T, including the design and administration of employee benefit plans. Responsible for establishing the compensation of the Chief Executive Officer and the other executive officers, establishing stock ownership guidelines for officers and developing a management succession plan.	6

Public Policy	Reuben V. Anderson, Chair Gilbert F. Amelio Joyce M. Roché Matthew K. Rose	Consists of four independent Directors. Assists the Board in its oversight of policies related to corporate social responsibility, as well as political and charitable contributions.	3

* Retiring effective April 27, 2012

The Board has made certain changes to the structure of its Committees, each of which will become effective April 27, 2012:

—

The Public Policy Committee will be renamed the Corporate Reputation Committee and will add to its duties the oversight of the Company’s management of its brands and reputation and will review the preparation of sustainability reports.

—

The Finance/Pension Committee will be renamed the Corporate Development and Finance Committee. The Committee will assume the duties of the Corporate Development Committee (which will dissolve), including reviewing corporate strategy and recommending or approving transactions and investments. It will also add the authority to review and make recommendations about the capital structure of the Company and the evaluation, development and implementation of key technology decisions.

—

The Audit Committee is responsible for reviewing major financial risk exposures, which will now include evaluating risk in the context of financial policies, counterparty and credit risk and the use of insurance to mitigate risk.

Independence of Directors

The New York Stock Exchange (NYSE) prescribes independence standards for companies listed on the NYSE, including us. These standards require a majority of the Board to be independent. They also require every member of the Audit Committee, Human Resources Committee, and Corporate Governance and Nominating Committee to be independent. A Director is considered independent only if the Board of Directors “affirmatively determines that the Director has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).” In addition, the Board of Directors has adopted certain additional standards for determining the independence of its members. In accordance with the NYSE standards, a Director is not independent if:

—	The Director is, or has been within the last three years, an employee of AT&T, or an immediate family member is, or has been within the last three years, an executive officer of AT&T;

—

The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from AT&T, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service);

—

(a) The Director is a current partner or employee of a firm that is our internal or external auditor; (b) the Director has an immediate family member who is a current partner of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the Director or an immediate family member was within the last three years a partner or an employee of such a firm and personally worked on our audit within that time period;

—

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

—

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is more than the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Additional standards for determining independence of Directors have been established by our Board and are set forth in our Corporate Governance Guidelines, which can be found on our web site at www.att.com. These additional standards are:

—

A Director who owns, together with any ownership interests held by members of the Director’s immediate family, 10% of another company that makes payments to or receives payments from us (together with our consolidated subsidiaries) for property or services in an amount which, in any single fiscal year, is more than the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

—

A Director who is, or whose immediate family member is, a director, trustee or officer of a charitable organization, or holds a similar position with such an organization, and we (together with our consolidated subsidiaries) make contributions to the charitable organization in an amount which exceeds, in any single fiscal year, the greater of $1 million per year or at least 5% of such organization’s consolidated gross revenues, is not independent until three years after falling below such threshold.

The Board of Directors, using these standards for determining the independence of its members, has determined that the following Directors are independent: Gilbert F. Amelio, Reuben V. Anderson, James H. Blanchard, Jaime Chico Pardo, James P. Kelly, Jon C. Madonna, Lynn M. Martin, John B. McCoy, Joyce M. Roché, Matthew K. Rose, and Laura D’Andrea Tyson. Each member of the Audit Committee, the Corporate Governance and Nominating Committee, and the Human Resources Committee is independent.

Compensation of Directors

The compensation of Directors is determined by the Board with the advice of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed entirely of independent Directors. None of our employees serve on this Committee. The Committee’s current members are Lynn M. Martin (Chairperson), James P. Kelly, John B. McCoy, and Joyce M. Roché. Under its charter (available on our web site at www.att.com), the Committee periodically, and at least every two years, reviews the compensation and benefits provided to Directors for their service and makes recommendations to the Board for changes. This includes not only Director retainers and fees, but also Director compensation and benefit plans.

The Committee’s charter authorizes the Committee to employ independent compensation and other consultants to assist in fulfilling its duties. The Committee may also form and delegate authority to subcommittees. From time to time, the Committee engages Total Rewards Strategies, LLC, an employee benefits and compensation consulting firm (which also acts as a consultant to the Human Resources Committee on executive compensation matters), to provide the Committee with information regarding director compensation paid by companies principally in the Fortune 50, Fortune 100 and a special comparator group used by the Human Resources Committee. In reviewing Director compensation, the Committee may request Total Rewards Strategies to provide a study of director compensation disclosed in proxy statements of companies in the comparison groups. After reviewing the study, the Committee may make recommendations to the Board for modifying the compensation of Directors. In addition, from time to time, the Chief Executive Officer may make recommendations to the Committee or the Board about types and amounts of appropriate compensation and benefits for Directors.

Directors who are employed by us or one of our subsidiaries receive no separate compensation for serving as Directors or as members of Board committees. Non-employee Directors receive an annual retainer of $85,000, together with $2,000 for each Board meeting or corporate strategy session attended. Committee members receive $1,700 for each committee meeting attended, except that members of the Audit and Human Resources Committees receive $2,000 for each meeting attended in person. The Chairperson of each committee receives an additional annual retainer of $10,000, except for the Chairpersons of the Audit and Human Resources Committees, each of whom receives an additional annual retainer of $25,000. The Lead Director receives an additional annual retainer of $30,000. Retainers may be taken in cash or invested in AT&T stock.

Under the AT&T Non-Employee Director Stock and Deferral Plan (the Director Deferral Plan), Directors may choose to defer the receipt of their fees and all or part of their retainers into either deferred stock units or into a cash deferral account. Each deferred stock unit is equivalent to a share of common stock and earns dividend equivalents in the form of additional deferred stock units. Directors purchase the deferred stock units at the fair market value of AT&T common stock. Deferred stock units are paid in cash in a lump sum or in up to 15 annual installments, at the Director’s election, after the Director ceases service with the Board. In addition, under the Director Deferral Plan each non-employee Director annually receives $150,000 in the form of deferred stock units. The annual grants are fully earned and vested at issuance.

Deferrals into the cash deferral account under the Director Deferral Plan earn interest during the calendar year at a rate equal to the Moody’s Long-Term Corporate Bond Yield Average for September of the preceding year (Moody’s Rate). This interest rate roughly approximates the market interest rate prescribed by the Securities and Exchange Commission (SEC) for disclosure purposes. Amounts earned above the SEC interest rate, if any, are included in the “Director Compensation” table on page 11 under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Directors may annually choose to convert their cash deferral accounts into deferred stock units at the fair market value of our stock at the time of the conversion.

AT&T does not offer non-employee Directors a retirement plan or pension. However, Directors who joined the Board before 1997 have vested rights in a former pension plan that we no longer offer. Only benefits that have already vested are payable under the plan. Each Director who is vested in the former pension plan, upon retirement, will receive an annual pension equal to 10% of the annual retainer in effect at the time of his or her retirement multiplied by the number of years of service not to exceed ten years. The payments will continue for the life of the Director. If the Director dies before receiving ten years of payments, the Director’s beneficiaries will receive the payments for the remainder of the ten-year period.

Upon our acquisition of PTG on April 1, 1997, certain of the former PTG Directors joined our Board. As part of their service with PTG, these Directors previously received PTG Deferred Stock Units, which were issued in exchange for a waiver by the Directors of certain retirement benefits. The PTG Deferred Stock Units are fully vested, earn dividend equivalents and are paid out in the form of cash after the retirement of the Director. After the acquisition of PTG, the Deferred Stock Units were modified so that their value was based on AT&T stock instead of PTG stock. Service as a Director of AT&T is deemed service with PTG for these benefits. In addition, these Directors were allowed to continue their prior deferrals of PTG retainers and fees made before they joined the AT&T Board at the PTG rates. Under the PTG plans, deferrals earn a rate of interest equal to Moody’s Rate plus 4% for deferrals from 1985 through 1992, Moody’s Rate plus 2% for deferrals from 1993 through 1995, and the ten-year Treasury Note average for the month of September for the prior year plus 2% for deferrals after 1995.

Similarly, upon our acquisition of BellSouth Corporation on December 29, 2006, certain of the former BellSouth Directors joined our Board. These Directors had previously made cash- and stock-based deferrals under the BellSouth Corporation Directors’ Compensation Deferral Plan, which was no longer offered after 2006. These deferrals are paid out in accordance with the Directors’ elections. Cash deferrals earn a rate of interest equal to Moody’s Monthly Average of Yields of Aa Corporate Bonds for the previous July, while earnings on deferrals in the form of stock units are reinvested in additional deferred stock units at the fair market value of the underlying stock.

In addition, under the BellSouth Nonqualified Deferred Compensation Plan offered to BellSouth Directors prior to its acquisition, Directors were permitted to make up to five annual deferrals of up to 100% of their compensation. For deferrals made for the 1995 and 1996 plan years, the plan returned the original deferred amount in the 7th year after the deferral year. Interim distributions were not made with respect to deferrals in subsequent periods. For deferrals made for the 1995 through 1999 plan years, Directors received fixed interest rates of 16%, 12.7%, 12.8%, 12.4% and 11.8%, respectively. Distributions are made at times elected by the Directors. BellSouth discontinued offering new deferrals beginning in 2000.

Director Compensation

Director	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Gilbert F. Amelio	156,500	150,000	1,087	5,980	313,567
Reuben V. Anderson	142,150	150,000	112,689	13,636	418,475
James H. Blanchard	143,500	150,000	52,542	23,737	369,780
Jaime Chico Pardo	136,300	150,000	0	102	286,402
James P. Kelly	141,700	150,000	0	3,673	295,373
Jon C. Madonna	195,300	150,000	0	8,962	354,262
Lynn M. Martin	142,600	150,000	0	20,321	312,921
John B. McCoy	148,000	150,000	0	24,394	322,394
Joyce M. Roché	120,900	150,000	0	15,251	286,151
Matthew K. Rose	128,100	150,000	0	15,801	293,901
Laura D’Andrea Tyson	135,100	150,000	3,000	6,957	295,057
Patricia P. Upton (6)	47,433	0	4,490	254,969	306,892

1.	The following table shows the number of deferred stock units purchased in 2011 by each Director with deferrals of their retainers and fees. Each year, Directors may elect to make monthly purchases during the following calendar year of deferred stock units at the fair market value of our stock at the time of the purchase.

Director	Deferred Stock Units Purchased in 2011
Reuben V. Anderson	3,419
James P. Kelly	1,920
John B. McCoy	5,044
Joyce M. Roché	1,453
Matthew K. Rose	4,370

2.	This represents an annual grant of deferred stock units that are immediately vested, valued using the grant date value in accordance with FASB ASC Topic 718, and deferred. The deferred stock units will be paid out in cash after the Director ceases his or her service with the Board at the times elected by the Director.
3.	Mr. Madonna holds 2,496 options that were originally granted by AT&T Corp. while he served on the Board of Directors of AT&T Corp. before its 2005 acquisition by AT&T Inc. (then known as SBC Communications Inc.). Similarly, Mr. Anderson, Mr. Blanchard, and Mr. Kelly hold 311 options; 36,552 options; and 30,436 options; respectively, that were originally granted by BellSouth Corporation while they served on the BellSouth Board before its 2006 acquisition by AT&T Inc.
4.	The amount shown for Ms. Upton represents the total change in the actuarial present value of her pension during 2011. (The pension plan was discontinued for new Directors joining the Board in 1997 and later.) Amounts shown for all other Directors represent the difference between market interest rates determined pursuant to SEC rules and actual rates used to determine earnings on deferred compensation.
5.	Under the AT&T Higher Education/Cultural Matching Gift Program, which covers AT&T employees as well as Directors, the AT&T Foundation matches charitable contributions ranging from $25 to $15,000 per year by active Directors. In 2011, a total of $78,846 was paid on behalf of active Directors under this program. The amounts reported in this column include matching contributions of $15,000 paid on behalf of each of Mr. Blanchard, Ms. Martin, Mr. McCoy and Mr. Rose under this program. Also reported in this column is a charitable contribution of $250,000 that AT&T made in 2011 on behalf of Ms. Upton in connection with her retirement from the Board.
6.	Ms. Upton retired from the Board on April 29, 2011.

RELATED PERSON TRANSACTIONS

Under the rules of the SEC, public issuers, such as AT&T, must disclose certain “Related Person Transactions.” These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our common stock has a direct or indirect material interest.

AT&T has adopted a written policy requiring that each Director or executive officer involved in such a transaction notify the Corporate Governance and Nominating Committee and that each such transaction be approved or ratified by the Committee.

In determining whether to approve a Related Person Transaction, the Committee will consider the following factors, among others, to the extent relevant to the Related Person Transaction:

—	whether the terms of the Related Person Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person,

—	whether there are business reasons for the Company to enter into the Related Person Transaction,

—	whether the Related Person Transaction would impair the independence of an outside director, and

—

whether the Related Person Transaction would present an improper conflict of interest for any of our Directors or executive officers, taking into account the size of the transaction, the overall financial position of the Director, executive officer or other related person, the direct or indirect nature of the Director’s, executive officer’s or other related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

A Related Person Transaction entered into without the Committee’s pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.

As previously disclosed, beginning in mid-2009 the Company distributed copies of the book Obstacles Welcome: How to Turn Adversity into Advantage in Business and in Life, by Ralph de la Vega (President and Chief Executive Officer, AT&T Mobility and Consumer Markets) to participants in the AT&T/Junior Achievement Worldwide Job Shadow Initiative, which is part of the AT&T Aspire initiative. AT&T Aspire is an education initiative offered by the AT&T Foundation to provide grants focused on high school retention programs and better preparing students for college and the workforce. The AT&T Foundation committed a total of $100 million in grants to schools and non-profit organizations under the Aspire initiative through 2011. For purposes of this initiative, the publisher printed an “Aspire edition” of the book at a reduced rate. Mr. de la Vega has declined all profits from the Aspire edition. AT&T spent approximately $225,000 through mid-2011 in purchasing copies of the Aspire edition. While Mr. de la Vega received no direct benefit from these purchases and thus the transactions did not constitute Related Person Transactions, these purchases were reviewed and approved by the Corporate Governance and Nominating Committee under the Company’s Related Party Transactions Policy because of the importance of the initiative.

COMMON STOCK OWNERSHIP

Certain Beneficial Owners

The following table lists the beneficial ownership of each person holding more than 5% of AT&T’s outstanding common stock as of December 31, 2011 (based on a review of filings made with the Securities and Exchange Commission on Schedules 13D and 13G).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock Inc., 40 East 52nd St., New York, NY 10022	313,586,741	5.29%

Directors and Officers

The following table lists the beneficial ownership of AT&T common stock and non-voting stock units as of December 31, 2011, held by each Director, nominee and officer named in the “Summary Compensation Table” on page XX. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than 1% of our outstanding common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options) (1)	Non-Voting Stock Units (2)	Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options) (1)	Non-Voting Stock Units (2)
Gilbert F. Amelio	3,105	106,335	Randall L. Stephenson	2,244,297	169,630
Reuben V. Anderson	31,680	40,077	John J. Stephens	359,380	36,700
James H. Blanchard	104,494	26,685	Rafael de la Vega	696,597	40,267
Jaime Chico Pardo	50,000	16,109	John T. Stankey	492,136	45,693
James P. Kelly	36,419	34,011	Wayne Watts	166,690	26,903
Jon C. Madonna	17,069	29,390	Richard G. Lindner (3)	520,484	5,637
Lynn M. Martin	789	64,657	All executive officers and	6,784,694	1,103,431
John B. McCoy	31,584	125,322	Directors as a group
Joyce M. Roché	2,041	97,988	(consisting of 22 persons,
Matthew K. Rose	43,000	9,434	including those named
Laura D’Andrea Tyson	0	69,427	above)

1.	The table above includes presently exercisable stock options and stock options that became exercisable within 60 days of the date of this table. The following Directors and executive officers hold the following numbers of options: Mr. Anderson—311, Mr. Blanchard—36,552, Mr. Kelly—30,436, Mr. Madonna—2,496, Mr. Stephenson—1,516,138, Mr. de la Vega—347,065, Mr. Stankey—126,228, Mr. Stephens—210,133, Mr. Watts—86,475, Mr. Lindner—187,107, and all executive officers and Directors as a group—3,523,525. In addition, of the shares shown in the table above, the following persons share voting and investment power with other persons with respect to the following numbers of shares: Dr. Amelio—3,083, Mr. Blanchard—390, Mr. Chico Pardo—50,000, Mr. Madonna—14,573, Mr. Rose—43,000, Mr. Stephenson—725,693, Mr. Stankey—159,690, Mr. Stephens—103,996, Mr. Watts—73,831 and Mr. Lindner—305,884.
2.	Represents number of vested stock units held by the Director or executive officer, where each stock unit is equal in value to one share of AT&T stock. The stock units are paid in stock or cash depending upon the plan and the election of the participant at times specified by the relevant plan. None of the stock units listed may be converted into common stock within 60 days of the date of this table. As noted under “Compensation of Directors,” AT&T’s plans permit non-employee Directors to acquire stock units (also referred to as deferred stock units) by deferring the receipt of fees and retainers into stock units and through a yearly grant of stock units. Officers may acquire stock units by participating in stock-based compensation deferral plans. Certain of the Directors also hold stock units issued by companies prior to their acquisition by AT&T that have been converted into AT&T stock units. Stock units carry no voting rights.
3.	Represents beneficial ownership as of June 1, 2011, the date Mr. Lindner ceased being a Named Executive Officer.

SECTION 16(A) BENEFICIAL OWNERSHIP

AT&T’s executive officers and Directors are required under the Securities Exchange Act of 1934 to file reports of transactions and holdings in AT&T common stock with the Securities and Exchange Commission and the New York Stock Exchange, and to file a copy of such reports with AT&T. Based solely on a review of the filed reports and written representations that no other reports are required, AT&T believes that during the preceding year all executive officers and Directors were in compliance with all filing requirements applicable to such executive officers and Directors.

MATTERS TO BE VOTED UPON

Each share of AT&T common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All matters, except as provided below, are determined by a majority of the votes cast, unless a greater number is required by law or the Certificate of Incorporation for the action proposed. A majority of votes cast means the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter.

In the election of Directors, each Director is elected by the vote of the majority of the votes cast with respect to that Director’s election. Under our Bylaws, if a nominee for Director is not elected and the nominee is an existing Director standing for re-election (or incumbent Director), the Director must promptly tender his or her resignation to the Board, subject to the Board’s acceptance. The Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance and Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. Any Director who tenders his or her resignation as described above will not participate in the recommendation of the Corporate Governance and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation.

If the number of persons nominated for election as Directors as of ten days before the record date for determining stockholders entitled to notice of or to vote at such meeting shall exceed the number of Directors to be elected, then the Directors shall be elected by a plurality of the votes cast. Because no persons other than the incumbent Directors have been nominated for election at the 2012 Annual Meeting, each nominee must receive a majority of the votes cast for that nominee to be elected to the Board.

The advisory vote on executive compensation is non-binding, and the preference of the stockholders will be determined by the choice receiving the greatest number of votes. The amendment to the certificate of incorporation will require the affirmative vote of stockholders holding at least two-thirds of the outstanding shares. As a result, an abstention will count as a vote against the proposal.

All other matters at the 2012 Annual Meeting will be determined by a majority of the votes cast. Shares represented by proxies marked “abstain” with respect to the proposals described on the proxy card and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. If the proxy is submitted and no voting instructions are given, the person or persons designated on the card will vote the shares for the election of the Board of Directors’ nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card and at their discretion on any other matter that may properly come before the meeting.

Under the rules of the NYSE, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. On all other matters, brokers are prohibited from voting uninstructed shares. In instances where brokers are prohibited from exercising discretionary authority (so-called broker non-votes), the shares they hold are not included in the vote totals.

At the 2012 Annual Meeting, brokers will be prohibited from exercising discretionary authority with respect to each of the matters submitted, other than the ratification of the auditors. As a result, for each of the matters upon which the brokers are prohibited from voting, other than the amendment to the certificate, the broker non-votes will have no effect on the results. With respect to the amendment to the certificate, the broker non-votes will count as votes against the proposal.

Election of Directors (Item No. 1)

The following persons, each of whom is currently a Director of AT&T, have been nominated by the Board of Directors on the recommendation of the Corporate Governance and Nominating Committee for election to one-year terms of office that would expire at the 2013 Annual Meeting. In making these nominations, the Board reviewed the background of the nominees (each nominee’s biography is set out below) and determined to nominate each of the current Directors for re-election, other than the retiring Director.

The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of a large and varied enterprise like AT&T. As indicated in the following biographies, the nominees have significant leadership skills and extensive experience in a variety of fields, including telecommunications, technology, public accounting, education, economics, financial services, law, consumer marketing, transportation and logistics, government service, academic research, consulting and nonprofit organizations, each of which the Board believes provides valuable knowledge about important elements of AT&T’s business. A number of the nominees also have extensive experience in international business and affairs, which the Board believes affords it an important global perspective in its deliberations.

All the nominees have significant experience in the oversight of large public companies due to their service as directors of AT&T and other companies. In addition, many of our Directors served on the boards of Ameritech Corporation, AT&T Corp., BellSouth Corporation, Pacific Telesis Group, and Southern New England Telecommunications Corporation, all large, publicly traded telecommunications companies that we acquired. These Directors provide historical perspective on the acquired companies, facilitate integration and continuity, and provide direction for the combined businesses. The Board believes that these skills and experiences qualify each nominee to serve as a Director of AT&T.

The Board recommends you vote FOR each of the following candidates:

RANDALL L. STEPHENSON, age 51, is Chairman of the Board, Chief Executive Officer and President of AT&T Inc. and has served in this capacity since June 2007. Mr. Stephenson has held a variety of high-level finance, operational, and marketing positions with AT&T, including serving as Chief Operating Officer from 2004 until his appointment as Chief Executive Officer in 2007 and as Chief Financial Officer from 2001 to 2004. He began his career with the Company in 1982. Mr. Stephenson received his B.S. in accounting from Central State University (now known as the University of Central Oklahoma) and earned his Master of Accountancy degree from the University of Oklahoma. He is the Chairperson of the Executive Committee. He has been a Director of AT&T since 2005. Mr. Stephenson is a Director of Emerson Electric Co. Mr. Stephenson’s qualifications to serve on the Board include his 29 years of experience in the telecommunications industry, his intimate knowledge of our company and its history, his expertise in finance and operations management, and his years of executive leadership experience across various divisions of our organization, including serving as Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President of Finance, and Senior Vice President of Consumer Marketing.

GILBERT F. AMELIO, age 69, who began his career at AT&T Bell Laboratories, was Senior Partner of Sienna Ventures (a privately-held venture capital firm in Sausalito, California) from 2001 until January 2012. Dr. Amelio was Chairman and Chief Executive Officer of Jazz Technologies, Inc. (an analog-intensive mixed-signal semiconductor foundry solutions company) from 2005 until 2008 (at which time he was named Chairman Emeritus). Dr. Amelio was Principal of Aircraft Ventures, LLC from 1997 to 2004. Prior to that, he served as Chairman and Chief Executive Officer of Apple Computer Inc. from 1996 to 1997 and National Semiconductor Corporation from 1991 to 1996. Dr. Amelio is responsible for a number of patents. He previously served as a Director of Jazz Technologies, Inc. (2005-2008). In 2008, Acquicor Management LLC (a former shareholder of Jazz Technologies, Inc.), where Dr. Amelio had served as the sole managing member since 2005, declared bankruptcy. In 2003, AmTech, LLC (a technology investments and consulting services firm), where Dr. Amelio served as Chairman and Chief Executive Officer from 1999 to 2004, declared bankruptcy. Dr. Amelio graduated from Georgia Institute of Technology where he earned his B.S., M.S. and Ph.D. degrees in physics. He has been a Director of AT&T since 2001 and had previously served as an Advisory Director of AT&T from 1997 to 2001. He served as a Director of Pacific Telesis Group from 1995 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1997. He is the Chairperson of the Human Resources Committee and a member of the Executive Committee and the Public Policy Committee. He is a Director of InterDigital, Inc. and Galectin Therapeutics Inc. (formerly known as Pro-Pharmaceuticals, Inc.). Dr. Amelio’s qualifications to serve on the Board include his executive leadership experience in the oversight of other large publicly traded companies, his prior service as a director of a telecommunications company that we acquired, his technical background and expertise, and his experience and expertise in venture capital. These attributes are valuable particularly for a technology and innovation driven company like AT&T.

REUBEN V. ANDERSON, age 69, is a senior partner in the law firm of Phelps Dunbar, LLP in Jackson, Mississippi, where he has served as a partner since 1991. He practices in the areas of commercial and tort litigation and regulatory and governance matters. Prior to that, Mr. Anderson served as a judge in Mississippi for 15 years, including serving as a Mississippi Supreme Court Justice from 1985 to 1990. Mr. Anderson received his B.A. from Tougaloo College and his J.D. from University of Mississippi School of Law. Mr. Anderson has been a Director of AT&T since 2006. He served as a Director of BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006. He is the Chairperson of the Public Policy Committee and a member of the Executive Committee and the Finance/Pension Committee. Mr. Anderson is a Director of The Kroger Co. He previously served as a Director of Trustmark Corporation (1978-2009). Mr. Anderson’s extensive knowledge and judgment in litigation matters and his legal expertise in regulatory and governance matters are important qualifications given the regulatory and legal issues faced by AT&T and our industry. His qualifications to serve on the Board also include his years of service as a judge, including on the Mississippi Supreme Court, and his extensive service on the boards of other public companies. His qualifications also include his 12 years of service on the board of a telecommunications company that we acquired.

JAMES H. BLANCHARD, age 70, is Chairman of the Board and Partner of Jordan-Blanchard Capital, LLC (a private equity alternative asset management firm in Columbus, Georgia) and has served in this capacity since August 2011. He was Chairman of the Board of Synovus Financial Corp. (a diversified financial services holding company) from 2005 to 2006, and prior to that served as its Chief Executive Officer from 1971 to 2005. Mr. Blanchard has over 35 years of finance and banking experience and in 2005 received recognition by US Banker Magazine as one of the “25 Most Influential People in Financial Services.” Mr. Blanchard received his B.B.A. in business administration and his law degree from the University of Georgia. Mr. Blanchard has been a Director of AT&T since 2006. He served as a Director of BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006. He previously served as a Director of BellSouth Telecommunications Inc. from 1988 to 1994. He is the Chairperson of the Corporate Development Committee and a member of the Executive Committee and the Human Resources Committee. Mr. Blanchard is a Director of Synovus Financial Corp. and Total System Services, Inc. Mr. Blanchard’s qualifications to serve on the Board include his long-standing service in executive leadership positions and his decades of experience in the financial services industry, all of which enable him to provide valuable insight to a large, publicly traded company like AT&T. His qualifications also include his 18 years of service as a director of telecommunications companies that we acquired.

JAIME CHICO PARDO, age 62, is President and Chief Executive Officer of ENESA (a private fund investing in the energy and health care sectors in Mexico) and has served in this capacity since 2010. He was Co-Chairman of the Board of Teléfonos de México, S.A.B. de C.V. (Telmex) (a telecommunications company based in Mexico City) from 2009 to 2010, and previously served as its Chairman from 2006 until 2009 and its Vice Chairman and Chief Executive Officer from 1995 until 2006. He was Co-Chairman of IDEAL (Impulsora del Desarrollo y el Empleo en América Latina, S.A. de C.V., a publicly listed company in Mexico in the business of investing and managing infrastructure assets in Latin America) from 2006 to 2010 and served as Chairman of Carso Global Telecom, S.A. de C.V. (a telecommunications holding company) from 1996 to 2010. Mr. Chico has spent a number of years in the international and investment banking business. He holds a B.A. in industrial engineering from Universidad Iberoamericana and earned his M.B.A. from the University of Chicago Graduate School of Business. Mr. Chico has been a Director of AT&T since 2008. He is a member of the Audit Committee and the Corporate Development Committee. Mr. Chico is a Director of Honeywell International Inc. and IDEAL. He also serves as a Board member of certain American Funds. He previously served as a Director of Grupo Carso, S.A. de C.V. (1991-2010) and the following of its affiliates: América Móvil, S.A.B. de C.V. (2001-2009); Carso Global Telecom, S.A. de C.V. (1996-2010); CICSA (Carso Infraestructura y Construccíon) (2008-2011); Telmex (1991-2010); and Telmex Internacional, S.A.B. de C.V. (2008-2010). Mr. Chico’s qualifications to serve on the Board include his leadership experience in the oversight of large, publicly traded companies and his significant understanding of the telecommunications industry. In addition, his background in and knowledge of international business and finance are particularly beneficial to a global company like AT&T.

JAMES P. KELLY, age 68, was Chairman of the Board and Chief Executive Officer of United Parcel Service, Inc. (a global express carrier and package distribution logistics company in Atlanta, Georgia) from 1997 until his retirement in 2002, where he continued to serve as a Director until 2008. During Mr. Kelly’s tenure as Chairman of United Parcel Service, the company grew beyond its core package delivery business to become a global supply chain management concern. Mr. Kelly received his B.A. in business from Rutgers University. Mr. Kelly has been a Director of AT&T since 2006. He served as a Director of BellSouth Corporation from 2000 until the company was acquired by AT&T in 2006. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. He previously served as a Director of Dana Corporation (2002-2008) and Hewitt Associates, Inc. (2002-2007). Mr. Kelly’s qualifications to serve on the Board include his extensive experience in the executive oversight of a complex, multinational organization and his vast experience in strategic planning, logistics, and consumer marketing, all issues that AT&T faces as a large, international company. His qualifications also include his six years of service as a director of a telecommunications company that we acquired.

JON C. MADONNA, age 68, was Chairman and Chief Executive Officer of KPMG (an international accounting and consulting firm in New York, New York) from 1990 until his retirement in 1996. He was with KPMG for 28 years where he held numerous senior leadership positions. Subsequent to his retirement from KPMG, Mr. Madonna served as Vice Chairman of Travelers Group, Inc. from 1997 to 1998 and President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000. He was Chief Executive Officer of DigitalThink, Inc. (an e-commerce company) from 2001 to 2002 and served as its Chairman from 2002 to 2004. Mr. Madonna received his B.S. in accounting from the University of San Francisco. Mr. Madonna has been a Director of AT&T since 2005. He served as a Director of AT&T Corp. from 2002 until the company was acquired by AT&T Inc. (then known as SBC Communications Inc.) in 2005. Mr. Madonna is the Chairperson of the Audit Committee and a member of the Corporate Development Committee and the Executive Committee. He is a Director of Freeport-McMoRan Copper & Gold Inc. and Tidewater Inc. He previously served as a Director of Jazz Technologies, Inc. (2007-2008); Phelps Dodge Corporation (2003-2007); and Visa U.S.A. Inc. (2006-2007). Mr. Madonna’s qualifications to serve on the Board include his executive leadership skills, his vast experience in public accounting with a major accounting firm, and his experience in international business and affairs, all strong attributes for the Board of AT&T. His qualifications also include his service as a director across diverse, publicly traded companies, including his prior service on the board of a telecommunications company that we acquired.

JOHN B. MCCOY, age 68, was Chairman from 1999 and Chief Executive Officer from 1998 of Bank One Corporation (a commercial and consumer bank based in Chicago, Illinois) until his retirement in 1999. He was Chairman and Chief Executive Officer of its predecessor, Banc One Corporation, from 1987 to 1998 and prior to that served as President and Chief Executive Officer from 1984 to 1987 and as President from 1977 to 1984. Mr. McCoy received his B.A. in history from Williams College and earned his M.B.A. in finance from Stanford University’s Graduate School of Business. Mr. McCoy has been a Director of AT&T since 1999. He served as a Director of Ameritech Corporation from 1991 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999. He is the Chairperson of the Finance/Pension Committee and a member of the Corporate Governance and Nominating Committee, the Executive Committee and the Human Resources Committee. He is a Director of Onex Corporation. He previously served as a Director of Cardinal Health, Inc. (1987-2009) and ChoicePoint Inc. (2003-2008). Mr. McCoy’s qualifications to serve on the Board include his executive leadership experience in overseeing large organizations and his vast knowledge of consumer banking and financial services, all of which enable him to provide valuable insight to a large, publicly traded company like AT&T. His qualifications also include his experience serving as a director of other publicly traded companies, including his eight years of service on the board of a telecommunications company that we acquired.

JOYCE M. ROCHÉ, age 64, was President and Chief Executive Officer of Girls Incorporated (a national nonprofit research, education, and advocacy organization in New York, New York) from 2000 until her retirement in 2010. Ms. Roché was an independent marketing consultant from 1998 to 2000. She was President and Chief Operating Officer of Carson, Inc. from 1996 to 1998 and Executive Vice President of Global Marketing of Carson, Inc. from 1995 to 1996. Prior to that, Ms. Roché held various senior marketing positions, including Vice President of Global Marketing for Avon Products, Inc. from 1993 to 1994. Ms. Roché received her B.A. in math education from Dillard University and earned her M.B.A. in marketing from Columbia University. Ms. Roché has been a Director of AT&T since 1998. She served as a Director of Southern New England Telecommunications Corporation from 1997 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1998. She is a member of the Corporate Governance and Nominating Committee and the Public Policy Committee. She is a Director of Dr Pepper Snapple Group, Inc.; Macy’s, Inc.; and Tupperware Brands Corporation. She previously served as a Director of Anheuser-Busch Companies, Inc. (1998-2008). Ms. Roche’s qualifications to serve on the Board include her executive leadership experience and operations management skills in dealing with complex organizational issues. Her expertise in general management and consumer marketing are key benefits to AT&T. Her qualifications also include her experience serving as a director of a number of other publicly traded companies, including her prior service as a director of a telecommunications company that we acquired.

MATTHEW K. ROSE, age 52, is Chairman and Chief Executive Officer of Burlington Northern Santa Fe, LLC (a subsidiary of Berkshire Hathaway Inc. and formerly known as Burlington Northern Santa Fe Corporation) (one of the largest freight rail systems in North America) and has served in this capacity since 2002, having also served as President until 2010. Before serving as its Chairman, Mr. Rose held several leadership positions there and at its predecessors, including President and Chief Executive Officer from 2000 to 2002, President and Chief Operating Officer from 1999 to 2000, and Senior Vice President and Chief Operations Officer from 1997 to 1999. Since 2002, Mr. Rose has also been Chairman and Chief Executive Officer of BNSF Railway Company (a subsidiary of Burlington Northern Santa Fe, LLC), having also served as President until 2010. He earned his B.S. in marketing from the University of Missouri. Mr. Rose has been a Director of AT&T since 2010. He is a member of the Human Resources Committee and the Public Policy Committee. He is a Director of AMR Corporation; BNSF Railway Company; and Burlington Northern Santa Fe, LLC. He previously served as a Director of Centex Corporation (2006-2009). Mr. Rose’s qualifications to serve on the Board include his extensive experience in the executive oversight of a large, complex and highly-regulated organization, his considerable knowledge of operations management and logistics, and his experience and skill in managing complex regulatory and labor issues comparable to those faced by AT&T. His qualifications also include his experience serving as a director of several other publicly traded companies.

LAURA D’ANDREA TYSON, age 64, is S. K. and Angela Chan Professor of Global Management at the Haas School of Business, University of California at Berkeley, and has served in this capacity since 2008. Dr. Tyson has also been Professor of Business Administration and Economics at the Haas School of Business, University of California at Berkeley, since 2007. She was Dean of London Business School, London, England, from 2002 until 2006. She was Dean of the Haas School of Business at the University of California at Berkeley from 1998 to 2001. Dr. Tyson served as Professor of Economics and Business Administration at the University of California at Berkeley from 1997 to 1998. Since February 2011, Dr. Tyson has been a member of the Council on Jobs and Competitiveness for the President of the United States. She served as a member of the Economic Recovery Advisory Board to the President of the United States from 2009 until 2011. She also served as National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. Since 2008, Dr. Tyson has served as an adviser and faculty member of the World Economic Forum and co-chair of the World Economic Forum Global Agenda Council on the Gender Gap. Dr. Tyson received her B.A. in economics from Smith College and earned her Ph.D. in economics at the Massachusetts Institute of Technology. She has been a Director of AT&T since 1999. She served as a Director of Ameritech Corporation from 1997 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999. She is a member of the Audit Committee, the Corporate Development Committee and the Finance/Pension Committee. Dr. Tyson is a Director of CB Richard Ellis Group, Inc. and Morgan Stanley. She previously served as a Director of Eastman Kodak Company (1997-2011). Dr. Tyson’s qualifications to serve on the Board include her expertise in economics and public policy, her experience as an advisor in various business and political arenas, and her vast knowledge of international business and affairs, all strong attributes for the Board of AT&T. Her qualifications also include her experience serving as a director of several publicly traded companies, as well as her prior service as a director of a telecommunications company that we acquired.

If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

Ratification of the Appointment of Ernst & Young LLP

as Independent Auditors (Item No. 2)

This proposal would ratify the Audit Committee’s appointment of the firm of Ernst & Young LLP to serve as independent auditors of AT&T Inc. for the fiscal year ending December 31, 2012. This firm has audited the accounts of AT&T since 1983. If stockholders do not ratify the appointment of Ernst & Young LLP, the Committee will reconsider the appointment. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends you vote FOR this proposal.

Advisory Vote on Executive Compensation (Item No. 3)

This proposal would approve the compensation of executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures (see pages XX through XX). These sections describe our executive compensation program and recent updates to the program.

The Human Resources Committee is responsible for executive compensation and works to structure a balanced program that addresses the dynamic, global marketplace in which AT&T competes for talent. The Committee believes this program provides pay-for-performance, equity-based incentive programs, and rewards executives for results that are consistent with stockholder interests. The Committee asks that our stockholders approve the program.

Guiding Pay Principles

Our guiding pay principles (which are discussed in more detail on pages x and y) are:

—	Competitive and Market Based:

Evaluate all components of our compensation and benefits program in light of appropriate comparator company practices to ensure we are able to attract, retain, and provide appropriate incentives for officers in a highly competitive talent market.

—	Pay for Performance, Accountability:

Tie a significant portion of compensation to the achievement of Company and business unit goals as well as recognize individual accomplishments that contribute to the Company’s success.

—	Balanced Short- and Long-Term Focus:

Ensure that compensation programs and packages provide an appropriate balance between the achievement of short- and long-term performance objectives, with a clear emphasis on managing the business for the long term.

—	Alignment with Stockholders:

Set performance targets and provide compensation elements that closely align executives’ interests with those of stockholders.

—	Alignment with Generally Accepted Approaches:

Provide policies and programs that fit within the framework of generally accepted approaches adopted by leading major U.S. companies.

Executive Compensation Changes

Based on these principles and input from stockholder advisory organizations, the Company implemented a number of changes to its compensation and benefits programs to better serve our stockholders. The following is a summary of a portion of the changes made by the Committee:

Changes Effective 2010:

—	Eliminated Tax Gross-Ups on Benefits

—	Dividend Equivalents Paid Only on Earned Performance Shares

—	Reduced Post-Employment Financial Counseling Benefit

Changes Effective 2011:

—	Eliminated Tax Reimbursement in Change in Control Plan

—	Eliminated Company Payment of Country Club Fees

—	Revised Long-Term Awards to be More Retentive

—	Adopted Stock Award Holding Requirements

Executive officers must hold 25% of shares received from future incentive, equity and option awards until one year after retirement.

—	Adopted Hedging Policy

Executive officers may not hedge their AT&T stock or award holdings.

These and other changes are discussed in more detail on pages X and X.

In response to the stockholder vote, AT&T will provide this advisory vote on an annual basis. While this is a non-binding, advisory vote, the Committee intends to take into account the outcome of the vote when considering future executive compensation arrangements. AT&T is providing this vote as required pursuant to section 14A of the Securities Exchange Act.

The Board recommends you vote FOR this proposal.

Amend Certificate of Incorporation (Item No. 4)

At AT&T’s 2011 Annual Meeting of Stockholders, a proposal was approved by 54% of the votes cast, requesting that the Board of Directors “undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).”

Article Eight of the Company’s Restated Certificate of Incorporation permits stockholders to take action by written consent only if stockholders holding two-thirds of the outstanding shares execute the consents. In response to the proposal last year, the Company pointed out that where action is taken by written consent, it limits the opportunity for public debate. Article Eight currently reads as follows:

Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the corporation, no action which is required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken by written consent without a meeting, except where such consent is signed by stockholders representing at least two-thirds of the total number of shares of stock of the corporation then outstanding and entitled to vote thereon.

In order to implement the proposal, the Board of Directors has proposed to eliminate Article Eight, which would allow the default provisions of Section 228(a) of the Delaware General Corporation Law to apply to actions taken by written consent. That section provides in relevant part: “Unless otherwise provided in the certificate of incorporation, any action required by this chapter to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted…”

Therefore your Board of Directors has approved and declared advisable and submits to the stockholders of the Company for adoption the following amendments to the Restated Certificate of Incorporation (the “Amendments”):

A.        Article EIGHT of the Restated Certificate of Incorporation of the Corporation is deleted in its entirety.

B.        Article NINE of the Restated Certificate of Incorporation of the Corporation is hereby re-designated as Article EIGHT by deleting the word “NINE” where it currently appears and inserting the word “EIGHT” in lieu thereof.

To be adopted, this proposal requires the affirmative vote of stockholders holding two-thirds of the outstanding shares entitled to vote on the matter. The Board of Directors retains the authority to abandon this amendment at any time prior to its effectiveness.

In light of our stockholders’ support for this proposal and the Board’s commitment to listen to our stockholders, the Board has determined that it recommends the stockholders adopt this proposal.

The Board recommends you vote FOR this proposal.

Stockholder Proposals (Item Nos. 5 thru 8)

Certain stockholders have advised the Company that they intend to introduce at the 2012 Annual Meeting the proposals set forth below. The names and addresses of, and the number of shares owned by, each such stockholder will be provided upon request to the Senior Vice President and Secretary of AT&T.

Stockholder Proposal (Item No. 5)

Political Contributions Report

Resolved, that the shareholders of AT&T (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:
a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and
b.	The title(s) of the person(s) in the Company responsible for the decision(s) to make the political contributions or expenditures.

The report shall be presented to the board of directors or relevant board oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of AT&T, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with sound public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

AT&T spent at least $34.7 million in corporate funds on politics since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

The Board recommends you vote AGAINST this proposal for the following reasons:

Political contributions, where permitted, are an important part of the regulatory and legislative process. AT&T is in a highly regulated industry, and the Company’s operations are significantly affected by the actions of elected officials at the local, state and national levels, including rates it can charge customers, its profitability and even how it must provide services to competitors. It is important that your Company actively participate in the electoral and legislative processes in order to protect your interests as stockholders. We do this by contributing prudently to state and local candidates and by contributing to political organizations and trade associations when such contributions are lawful and advance AT&T’s business objectives and the interests of our stockholders.

In making political contributions and lobbying expenditures, AT&T is committed to complying with campaign finance and lobbying laws, including the laws requiring public disclosure of political contributions and lobbying expenses to state and federal agencies, which are equally applicable to similar parties engaged in public debate. The adoption of this proposal would add unnecessary costs and burdens to the business.

The amount of AT&T’s political expenditures is an insignificant portion of its total annual expenses. Each year, your Board of Directors authorizes a maximum amount of political contributions that can be made by your Company, as permitted by, and in strict compliance with, applicable law, for the purposes of supporting or opposing any party, committee, candidate for public office, or ballot measure, or for any other political purpose. We will publicly disclose the maximum amount of political contributions authorized by your Board each year. For 2012, this amount was $6.5 million. Also, for 2012, your Board of Directors authorized contributions or expenditures by your Company, as permitted by, and in strict compliance with, applicable law, relating to the 2012 presidential nominating conventions and ensuing inaugural activities, in the amount of $13.5 million. This amount includes in-kind services.

Except for contributions for ballot measures, no expenditure over $1,000 may be made unless approved by the Chief Executive Officer (lesser amounts may be approved by delegates). Prior to submission to and approval by the Chief Executive Officer, expenditures must be submitted to the Company’s attorneys to confirm that each contribution is lawful. AT&T’s policies and procedures with respect to political contributions are clearly set forth on the Company’s website, and can be found at http://www.att.com/gen/investor-relations?pid=7726.

Similar proposals have been considered by our stockholders at our annual meetings in 2011, 2009, 2008, 2007, 2006 and 2005, receiving 31.0%, 31.9%, 31.9%, 13.3%, 15.2% and 9.3% levels of support, respectively. Thus, the majority of our stockholders who have voted on these proposals in the past have opposed them.

This proposal would require the Company to report on political contributions, payments made to trade associations and other tax exempt organizations used for political purposes, payments used to influence the public with respect to elections or referenda, and the titles of the persons in the Company responsible for the decisions to make these contributions and payments. These requirements would impose unwarranted expenditures of funds and administrative burdens on your Company, and they would not apply equally to our competitors, unions or any other participants in the political process. Your Directors believe that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, not just to AT&T.

Stockholder Proposal (Item No. 6)

Network Neutrality on Wireless Networks

WHEREAS:

The open (non-discriminatory) architecture of the Internet is critical to the prosperity of our economy and society. Non-discrimination principles are commonly referred to as “network neutrality” and seek to ensure equal access and non-discriminatory treatment for all content.

As President Obama and Federal Communication Commission Chairman Genachowski have pointed out, an open Internet plays a pivotal role in solving critical national problems such as healthcare, education, energy, and public safety and is necessary “to preserve the freedom and openness that have allowed the Internet to become a transformative and powerful platform for speech and expression.”

Network neutrality rules are also needed to “facilitate the growth of the Internet and give private companies the correct incentives to continue investing in this significantly valuable good,” according to a January 2010 report by the Institute for Policy Integrity at New York University. This report and others find that an open Internet accounts for billions of dollars of value for the economy.

We believe this economic and social value is an important factor in the growth of our economy and widely diversified investment portfolios.

Open Internet policies on wireless networks (the fastest growing segment of the Internet) have particular importance for minority and economically disadvantaged communities. People of color access the Internet via cell phones at a much greater rate than their white counterparts, according to a report by the Pew Internet & American Life Project. In 2010, the report found, 33% of whites accessed the Internet on cell phones compared to 51% of Latinos and 46% of African-Americans; 30% of whites sent or received e-mail on cell phones compared to 47% of Latinos and 41% of African-Americans.

In 2011 Pew reported “Smartphone owners under the age of 30, non-white smartphone users, and smartphone owners with relatively low income and education levels are particularly likely to say that they mostly go online using their phones.” It found that almost a third of the “mostly cell” users lack any traditional broadband Internet access. The author of the report concluded, “For businesses, government agencies and nonprofits who want to engage with certain communities, they will find them in front of a four-inch screen, not in front of a big computer in their den.”

According to Colorofchange.org, an organization representing African-Americans, “The digital freedoms at stake are a 21st century civil rights issue.”

Whether or not the proposed merger of AT&T and T-Mobile is completed, network neutrality principles on wireless networks are needed to protect open access to the Internet by millions of Americans.

Resolved, shareholders request the company publicly commit to operate its wireless broadband network consistent with network neutrality principles—i.e., operate a neutral network with neutral routing along the company’s wireless infrastructure such that the company does not privilege, degrade or prioritize any packet transmitted over its wireless infrastructure based on its source, ownership or destination.

The Board recommends you vote AGAINST this proposal for the following reasons:

This proposal would harm AT&T’s ability to manage its network and maintain the network quality and security that our customers expect. Providing high quality and safe wireless Internet service is a complex and highly technical endeavor. The proponents appear to have no understanding of the negative impact on the Company’s operations of requiring purely “neutral” routing of Internet traffic. This proposal would significantly interfere with the technical operation of AT&T’s wireless broadband network as well as AT&T’s overall business and operations. This proposal would impose rules on the operation of AT&T’s wireless broadband network that are stricter than those adopted by the Federal Communications Commission (FCC). This would put us at a significant disadvantage because we would be required to operate our network under constraints that would not apply to our competitors. Furthermore, the proposal would not allow AT&T to use reasonable network management practices in operating its wireless broadband network.

The FCC recently adopted rules regarding the provision of broadband Internet access services. In formulating these regulations, the FCC determined that rules applying to wireless broadband networks should be more flexible than those applying to fixed broadband networks because mobile broadband is at an early stage of development and is evolving rapidly. The FCC also determined that all broadband Internet access providers have the right to reasonably manage their networks so that they can address network congestion concerns and maintain the security and integrity of their networks. For these reasons, the FCC exempted wireless broadband Internet access providers from some of these rules, and it made these rules subject to reasonable network management.

AT&T is committed to maintaining an open Internet and providing competitive choices for consumers. We want our broadband networks to enable new applications and new services, while ensuring our customers have the tools they need to protect their privacy and security. We understand the Internet is an essential medium for free expression and communication, for education and creative endeavors, and for innovative business activities. We are committed to maintaining this environment for all AT&T Internet users. However, in light of the intense competition, rapid innovation and growing security threats in the wireless broadband industry, we believe that imposing additional restrictions on the manner in which AT&T operates its wireless network – which exceed the requirements adopted by the FCC and which would not apply to our competitors – would be harmful to our business.

AUDIT COMMITTEE

AT&T has a separately designated standing Audit Committee. The Audit Committee oversees the integrity of AT&T’s financial statements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and AT&T’s compliance with legal and regulatory matters, including environmental matters. The members of the Audit Committee are Mr. Madonna (Chairperson), Mr. Chico, Mr. Kelly and Dr. Tyson, each of whom was appointed by the Board of Directors.

The Board has adopted a written charter for the Audit Committee, which may be viewed on the Company’s web site at www.att.com. The Audit Committee performs a review and reassessment of its charter annually. The Audit Committee is composed entirely of independent Directors in accordance with the applicable independence standards of the New York Stock Exchange and AT&T. The Board of Directors has determined that Mr. Madonna and Mr. Kelly are “audit committee financial experts” and are independent as defined in the listing standards of the New York Stock Exchange and in accordance with AT&T’s additional standards. Although the Board of Directors has determined that these individuals have the requisite attributes defined under the rules of the SEC, their responsibilities are the same as those of the other Audit Committee members. They are not AT&T’s auditors or accountants, do not perform “field work” and are not full-time employees. The Commission has determined that an audit committee member who is designated as an audit committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an audit committee financial expert. The Audit Committee is responsible for oversight of management in the preparation of AT&T’s financial statements and financial disclosures. The Audit Committee relies on the information provided by management and the independent auditors. The Audit Committee does not have the duty to plan or conduct audits or to determine that AT&T’s financial statements and disclosures are complete and accurate. AT&T’s Audit Committee charter provides that these are the responsibility of management and the independent auditors.

Principal Accountant Fees and Services

Ernst & Young LLP acts as AT&T’s principal auditor and also provides certain audit-related, tax and other services. The Audit Committee has established a pre-approval policy for services to be performed by Ernst & Young. Under this policy, the Audit Committee approves specific engagements when the engagements have been presented in reasonable detail to the Audit Committee before services are undertaken.

This policy also allows for the approval of certain services in advance of the Audit Committee being presented details concerning the specific service to be undertaken. These services must meet service definitions and fee limitations previously established by the Audit Committee. Additionally, engagements exceeding $500,000 must receive advance concurrence from the Audit Committee Chairperson. After an auditor is engaged under this authority, the services must be described in reasonable detail to the Audit Committee at the next meeting.

All pre-approved services must commence, if at all, within 14 months of the approval.

The fees for services provided by Ernst & Young (all of which were pre-approved by the Audit Committee) to AT&T in 2011 and 2010 are shown below.

Principal Accountant Fees (dollars in millions)
Item	2011	2010
Audit Fees (1)	$23.3	$21.6
Audit Related Fees (2)	2.4	2.8
Tax Fees (3)	6.2	4.4
All Other Fees	0.0	0.0

1.	Included in this category are fees for the annual financial statement audit, quarterly financial statement reviews, audits required by Federal and state regulatory bodies, statutory audits, and comfort letters.

2.	These fees, which are for assurance and related services other than those included in Audit Fees, include charges for employee benefit plan audits, control reviews of AT&T service organizations, consultations concerning financial accounting and reporting standards, and reviews of internal controls and processes.

3.	These fees include charges for various Federal, state, local and international tax compliance and research projects, as well as tax services for AT&T employees working in foreign countries.

Report of the Audit Committee

The Audit Committee: (1) reviewed and discussed with management AT&T’s audited financial statements for the year ended December 31, 2011; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; and (4) discussed with the auditors the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2011, be included in AT&T’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

February 14, 2012	The Audit Committee:

	Jon C. Madonna, Chairman	Jaime Chico Pardo
	James P. Kelly	Laura D’Andrea Tyson

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary and Overview

Executive Summary

AT&T’s executive compensation program is founded on the philosophy that executive pay should be strongly aligned with Company and individual performance. This involves rewarding executives when predetermined performance targets are met and providing lower or no payouts when the targets are not met.

Our future success is based on the decisions our executive officers make every day. While the results of some decisions can be measured in shorter time frames, the full benefits of other decisions cannot be measured for many years. Some of these critical decisions include choosing the proper investment strategies, investing in the development of new products and technologies, making wise capital expenditures, exploring new offers and markets, and reducing operating expenses. Our successes in these areas for 2011 are highlighted below:

Market Leadership:

—	#1 in wireless subscriber additions
—	#1 in smartphones
—	#1 in mobility connected devices
—	#1 in subscriber gains among all U.S. pay TV providers that publicly report results
—	#1 in global business

Financial Results:

—	Provided total stockholder returns of 9.0%, outperforming major indices including the Dow Jones Industrial Average, the Standard & Poor’s 100, and the Standard & Poor’s 500
—	Delivered consolidated revenues of $127 billion with 76% from wireless and data/managed services, which grew at 7.5%
—	Generated $35 billion in cash from operations, the best in the industry
—	Invested $20 billion in capital to expand platforms for future growth
—	Paid $10 billion in dividends to stockholders and increased dividends for the 28th consecutive year
—	Further strengthened the balance sheet, reducing net debt by $3 billion

Consumer and Mobility Achievements:

—	Led U.S. wireless industry with 7.7 million net subscriber additions
—	Led U.S. wireless industry in iPhone sales every quarter even though competitors began selling iPhones
—	Increased connected devices by 3.7 million to 13 million
—	Delivered industry-leading average revenues per user for mobility
—	Enhanced our retail in-store experience to increase customer satisfaction
—	Achieved a 25% improvement in nationwide 3G dropped call rates
—	Expanded HSPA+ wireless coverage to more than 280 million POPs and delivered mobile broadband speeds for iPhone 4S at three times the competition
—	Launched high-quality 4G LTE network, available to 74 million POPs
—	Substantially completed the U-verse build, covering 30 million living units
—	Grew U-verse revenues 54% to $6.7 billion while increasing the pay TV subscriber base by 13%
—	Earned industry recognition for the fourth consecutive year for providing U-verse customers with a superior customer experience

Business Services Achievements:

—	Improved revenue trends despite continued economic pressure, including sequential revenue growth in each of the last two quarters
—	Generated Strategic Business Services revenue growth of 18% to a $6 billion annual run rate
—	Launched a platform to offer AT&T network capabilities to thousands of independent application developers, and opened three foundry innovation centers

Incentive Compensation

In order to ensure that executives continue to focus on meeting both the short- and long- term business goals, the executive compensation program includes short-term and long-term incentive components, more fully described on page XX. The Company continued its emphasis on pay-for-performance, with 92% of the Chief Executive Officer’s compensation and, on average, 86% of other Named Executive Officer compensation tied to Company performance, including stock price.

For the most recent short- and long- term payouts, the Committee considered the T-Mobile transaction costs in determining compensation payouts for Mr. Stephenson and the other Named Executive Officers, even though these costs qualify for exclusion per the terms of the grants. As a result, despite strong operational performance, Mr. Stephenson’s compensation was reduced by more than $2 million, including a 25% cut in his short-term award, a significant reduction in his payout percentage relative to other managers.

Short-Term Incentives

As described on page XX, the Committee established three Corporate performance metrics to determine whether 2011 executive officer short-term awards would be paid. These metrics were Revenue, Earnings per Share, and Free Cash Flow. For 2011, AT&T has performed within the target ranges for all three metrics and exceeded the revenue and free cash flow targets.

Based on Company, business unit, and individual performance, the Committee determined to pay executive officer short-term awards as described on page XX.

Long-Term Incentives

To appropriately focus our executives’ attention on the long-term impacts of their decisions, AT&T’s executive compensation program is heavily weighted towards long-term incentives. These long-term incentives were previously provided in the form of performance shares. Beginning with 2010, long-term incentives take the form of 50% performance shares and 50% restricted stock units. For more information on our long-term compensation program (both grants and payouts), please refer to the section beginning on page XX:

For the 2009-2011 performance period, the performance measures associated with the performance share grant and the related payout were as follows:

—	For 75% of the award, performance was measured against AT&T’s Return on Invested Capital (ROIC) target. The performance target was exceeded and 111% of the associated performance shares were paid.

—

For 25% of the award, performance was measured against AT&T’s performance on Total Stockholder Return (TSR) against a peer group of companies. Because AT&T’s performance was in the 4th quintile of its peers, only 50% of the associated performance shares were paid.

As a result of the combined performance payout and stock price increase over the performance period, executive officers received more than the long-term grant value reported in the Summary Compensation Table for 2009.

Additional Compensation Actions

Along with a largely incentive-based compensation package, our officers are also subject to stock ownership requirements which are outlined on page XX, and each of our named executive officers exceed, and in several cases, significantly exceed, these requirements. Mr. Stephenson holds shares and deferred shares valued in excess of 17 times his salary, well above the required 6 times multiple. In addition to our ownership requirements, beginning with long-term incentive grants made in 2012, executive officers must hold 25% of the shares they receive from incentive, equity, and option awards, net of taxes, until one year after they leave the Company.

We have continued to review and adjust executive benefits and perquisites as noted above, and on pages XX and XX, to ensure alignment with current market practices.

Finally, the Company has a strong restitution policy in case of misconduct, as described on page XX.

In conclusion, we believe that our executive officer compensation program is competitive and supports our stockholders’ interests in the largest telecommunications company in the world.

The Human Resources Committee and its Role

The Human Resources Committee (Committee) is responsible for overseeing our management compensation practices and determining the compensation of our executive officers, including the Named Executive Officers. Annually, the Committee approves the base salaries, short-term incentive targets, and long-term incentive grant levels for executive officers. The Committee recommends new benefit plans to the Board and acts as the administrator of certain of the Company’s compensation and benefit plans. Its charter is available on our web site at www.att.com. No AT&T employee serves on this Committee, which is composed entirely of independent Directors. The current members of the Committee are: Dr. Amelio (Chairman), Mr. Blanchard, Mr. McCoy, and Mr. Rose.

Guiding Pay Principles

When designing AT&T’s compensation program, the Committee continually evaluates the individual program elements in light of market and governance trends. AT&T generally supports the Conference Board’s principles on executive compensation, strongly aligning in many key areas such as paying for performance, setting compensation targets consistent with the market, alignment of executive interests with stockholder interests, and focus on long-term incentive compensation to reduce risk. The Committee believes the Conference Board principles, which discourage a single “check the box” approach and encourage the adoption of compensation programs that fit the specific circumstances of each company, provide clear guidelines and flexibility. As part of this process, the Committee uses the services of an independent compensation consultant, who performs no services for management.

Recognizing market trends, the need to attract and retain talent, and our focus on delivering value for our stockholders, the Committee has designed AT&T’s executive compensation program based on the following guiding pay principles:

—	Competitive and Market Based:

Evaluate all components of our compensation and benefits program in light of appropriate comparator company practices to ensure we are able to attract, retain, and provide appropriate incentives for officers in a highly competitive talent market. Comparator company data provides information on market trends and may lead to changes in our approach and practices (see discussion of compensation changes below).

—	Pay for Performance, Accountability:

Tie a significant portion of compensation to the achievement of Company and business unit goals as well as recognize individual accomplishments that contribute to the Company’s success. For example,

in 2011, 92% of the CEO’s target compensation (and, on average, 86% for other Named Executive Officers) was tied to short- and long-term performance incentives, including stock price performance.

—	Balanced Short- and Long-Term Focus:

Ensure that compensation programs and packages provide an appropriate balance between the achievement of short- and long-term performance objectives, with a clear emphasis on managing the business for the long term.

—	Alignment with Stockholders:

Set performance targets and provide compensation elements that closely align executives’ interests with those of stockholders. For example, performance shares, which make up nearly 33% of target compensation for the CEO and the Named Executive Officers, are tied to multi-year Company performance and the Company’s stock price. In addition, AT&T has executive stock ownership guidelines and retention requirements, as described on page XX. Each of the Named Executive Officers exceeds the minimum stock ownership guidelines.

—	Alignment with Generally Accepted Approaches:

Provide policies and programs that fit within the framework of generally accepted approaches adopted by leading major U.S. companies.

At the 2011 Annual Meeting, Stockholders approved the Company’s compensation policies and programs with over 94% of the votes being cast in favor. The Committee reviewed these results and intends to continue following these guiding pay principles.

Executive Compensation Changes

The Company continues to evaluate changes in compensation to reflect current market practices and trends and as a result of this evaluation, has implemented a number of changes to its compensation and benefits programs. The changes that became effective in 2011 include:

—	Remaining Tax Reimbursement Eliminated:

Tax reimbursements under the Change in Control Severance Plan were eliminated. Previously, these reimbursements were limited to the payment of excise taxes that resulted from an officer’s prior compensation deferrals and the resulting taxes on these tax payments. Going forward, tax reimbursements will only be provided to executive officers on certain non-deductible relocation costs in the event of relocation.

—	Eliminated Country Club Fees:

Executive officers are required to pay all fees associated with any country club membership, with the exception of initiation fees and transfer fees on corporate-owned memberships. In addition, no fees associated with existing individual memberships and no new individual memberships are provided by the Company.

—	More Retentive Long-Term Awards:

With the goal of making our officer long-term grants more retentive, beginning with 2011 grants:

>

Restricted stock units have a 4-year cliff vesting (previously 50% vested at the end of year 3 and 50% vested at the end of year 4), or will vest upon retirement eligibility, whichever is earlier, but are not paid until the scheduled distribution date; and

>

Unless the Committee provides otherwise, performance shares will be forfeited by non-retirement eligible officers in the event of their voluntary termination of employment and retiring officers will be eligible to receive a prorated performance share award. Previously, a voluntary termination resulted in a pro-rated award and a retirement resulted in a full award distribution.

—	2011 Incentive Plan:

We submitted our 2011 Incentive Plan to stockholders at our 2011 Annual Meeting. The plan is substantially similar to the 2006 Incentive Plan, with minor changes. Although AT&T has not historically repriced options, the 2011 Plan specifically prohibits the repricing or buyout of stock options. The Plan was approved by stockholders, with 91% of votes in favor of the Plan.

—	Implemented Stock Holding Requirements:

Executive officers are required to hold 25% of the AT&T shares they receive (after taxes and exercise costs) from an incentive, equity, or option award granted to them after January 1, 2012, until one year after they leave the Company. In addition, executive officers are prohibited from hedging their AT&T stock and awards.

—	Changes to the CEO’s Supplemental Executive Retirement Plan (SERP) Benefit:

The Committee froze SERP participation for new officers effective January 1, 2009, and, in 2010, amended the SERP benefit payable to Mr. Stephenson by implementing freezes on compensation and service for purposes of determining his benefit. The amendment further provided for a lump sum conversion of his frozen annuity benefit as of December 31, 2012, with interest crediting beginning January 1, 2013. In 2011, the Committee determined the interest rate and the following methodology for calculating his initial lump sum value and subsequent interest crediting:

(i)	A cash balance account will be created and shall be initially credited with the value of Mr. Stephenson’s frozen annuity benefit converted to a single-sum value using the discount rate and mortality rates that would be applicable as if Mr. Stephenson actually terminated employment at the end of 2012 and was eligible to receive an immediate lump sum payment from the plan. The discount rate is established at 5.80%, which is the same interest rate used for calculating lump sum benefits for participants who terminate employment in 2012.

(ii)	Since Mr. Stephenson is not eligible to receive his SERP benefit until after his actual termination of employment, the cash balance account will be credited with interest annually until the date of his retirement. The interest crediting rate is set at an annual rate of 5.80%, consistent with the discount rate, discussed above. This pre-tax interest crediting feature provides an additional incentive for Mr. Stephenson to continue working.

(iii)	The discount and interest crediting rate referred to in (i) and (ii) above mirrors the rate that the Company used to accrue the SERP liability for financial reporting purposes in 2011. The accrual rate for financial reporting purposes is set by the Company and is largely based on Aa corporate bond yields. This discount rate is higher than the discount rate used for determining lump sum benefits in the qualified pension plan, resulting in a smaller initial SERP lump sum value for Mr. Stephenson.

(iv)	This freeze and change of methodology serves to reduce, by approximately 25%, the benefit Mr. Stephenson would receive if he were to retire at the end of 2012.

Compensation Design

Executive Compensation Program

We recognize that our long-term success depends on the talent and efforts of our employees and the leadership and performance of our executives. Because the relationship with any employee begins with the compensation and benefits program, it is in the stockholders’ long-term interest that the program be structured in a way that makes attraction, retention, and motivation of the highest quality talent a reality. With that goal in mind, AT&T’s executive compensation and benefits program includes a number of different elements, from fixed compensation (base salaries) to performance-based variable compensation (short- and long-term incentives), as well as key personal benefits which minimize distractions and allow the executives to focus on the success of the Company. Each of the elements shown below is designed for a specific purpose, with an overarching goal to encourage a high level of sustainable individual and Company performance well into the future:

Compensation Element	Objective	Key Features
Base Salary	Provides fixed compensation to assume the day-to-day responsibilities of the position

—  Salary level recognizes an executive officer’s experience, skill, and performance, with the goal of being market-competitive.

—  Adjustments may be made based on individual performance, pay relative to other AT&T officers, and the employee’s pay relative to the market.

—  Represents < 15% of total target compensation for executive officers, in line with our objective to have the majority of pay at risk and tied to Company performance.

—  This element is payable in cash.

Annual Short-Term Incentive	To motivate and reward the achievement of short-term Company performance

—  Aligns executive officers’ interests with our short-term corporate strategy, and aligns pay with the achievement of short-term Company and/or business unit objectives. These objectives support the accomplishment of long-term Company goals.

—  To qualify for a payout, executive officers must achieve at least one of the predetermined performance thresholds. Actual payouts are based on these performance results along with other Company, business unit, and individual results.

—  This element also provides a tool to reward executives for individual achievements.

—  This element is payable in cash, though the executive officer has the option to defer a portion into Company stock.

Long-Term Incentive	To motivate and reward the achievement of long-term Company performance and retain key leaders

—  Long-term awards for executive officers and other officers consist of restricted stock units and performance shares, each representing approximately 50% of the grant value of long-term compensation.

—  Performance Shares

>    We structure officer performance shares to be paid in cash at the end of a 3-year performance period to the extent applicable performance goals are met.

>    The award pays out at target if the goals are met; below target or not at all if the goals are not met; and above target if the goals are exceeded. Each performance share is equal in value to a share of stock, which causes the award to fluctuate in value directly with changes in our stock price over the performance period, aligning managers’ interests directly with stockholders’ interests. The cash payment value of the performance shares is determined using the stock price on the date any earned award is approved.

>   For officers, dividend equivalents are paid at the end of the performance period, based on the number of performance shares earned.

—  Restricted Stock Units (RSUs)

>   We structure RSUs to be paid in stock at the end of a retention period. For grants made in 2011, RSUs vest 100% after 4 years or upon retirement eligibility, whichever occurs earlier. In the case of retirement, RSUs will not be paid until the scheduled vesting dates.

>    Through stock price and dividends, RSUs directly tie our officers’ interests to the long-term interests of our stockholders and make our officer long-term compensation package more retentive in nature.

>    Although RSUs have value at grant, in order for them to retain value or increase in value, officers must take the appropriate actions to support the Company’s stock price.

Pay for Performance

AT&T’s compensation program is designed so that the following pay components include pay-for-performance features:

—	Base Salary:

Although base salaries are fixed and are intended to give the executive regular income to compensate them for performing the day-to-day responsibilities of the job, increases to base salary are based both on changes in the market value of the executive’s job and individual performance.

—	Annual Short-Term Incentive:

Performance ranges are established for Revenue, Earnings per Share, and Free Cash Flow. Actual award payouts consider performance on these and other Company metrics as well as business unit and individual performance.

—	Long-Term Incentives:
>

Performance Shares – Fifty percent of executive officer long-term incentive awards are made in the form of performance shares. Seventy-five percent of these awards is tied to our Return on Invested Capital (ROIC) achievement over a three year performance period. The remaining 25% is tied to AT&T’s Total Stockholder Return performance compared to the AT&T Telecommunications Peer Group (described on page XX.). Target awards are adjusted for performance against these two metrics and are paid based on the stock price on the date that the award payout is approved. Because performance share grants are based on a three-year performance period, they maximize the leverage of both short- and long- term performance. The impact of a single year’s performance is felt in each of the three performance share grants that are outstanding at any given time, so that strong performance must be sustained every year in order to provide favorable payouts.

>	Restricted Stock Units – The other 50% of executive officer long-term awards is made in the form of restricted stock units.

Since performance shares and restricted stock units are tied to AT&T’s stock price over a three and four-year time horizon, respectively, they directly tie executives’ interests with those of our stockholders. The value of any distributions is dependent upon the stock price at the time of payout approval for performance shares and actual award payout for restricted stock units.

Total Target Compensation

Total target compensation is the value of the compensation package that is intended to be delivered based on performance against predefined goals. Actual compensation will depend on the applicable performance achievement and, for long-term incentive awards, the price of AT&T stock.

The following charts show the weighting of each element of total target compensation for the CEO and collectively for the other Named Executive Officers (NEOs). AT&T’s short- and long-term incentive compensation comprise the majority of total target compensation.

2011 Target Compensation Mix

Total target compensation is detailed for each Named Executive Officer in the following table. This table outlines the elements, their values, relative weightings, and the percent of each total target compensation package that is performance-related (performance-related compensation includes both short- and long-term incentives).

2011 NEO Target Compensation (Excludes Change in Pension and All Other Compensation)

Named Executive Officer	Cash-Based Compensation				Stock-Based Long- Term Award (1)		Total Target Comp. $	% Performance Related (2)
	Base Salary		Short-Term Incentive		- Restricted Stock Units Vesting 2015 - Performance Shares 2011–13 Period
	$	% of Total	$	% of Total	$	% of Total
CEO
Stephenson	1,550,000	8%	5,050,000	26%	12,750,000	66%	19,350,000	92%
Other NEOs
Stephens (3)	650,000	19%	1,250,000	36%	1,550,000	45%	3,450,000	81%
de la Vega	860,000	13%	1,600,000	23%	4,350,000	64%	6,810,000	87%
Stankey	860,000	13%	1,600,000	23%	4,350,000	64%	6,810,000	87%
Watts	750,000	14%	1,275,000	23%	3,400,000	63%	5,425,000	86%
Avg Other NEOs (4)	780,000	14%	1,431,250	25%	3,412,500	61%	5,623,750	86%

1.	Long-term grants of performance shares are paid out, subject to meeting performance objectives, in cash based on the stock price on the date the award payout is approved. Restricted Stock Units are distributed in shares. Each represents 50% of the target award.
2.	Total of Short-Term Incentive and Long-Term Award divided by Total Target Compensation.
3.	Reflects annualized base salary and Short-Term Incentive upon Mr. Stephens’ appointment to CFO. Similarly, his Long Term Award was increased at the time of his appointment, and the award shown reflects his total award for 2011.
4.	Excludes Mr. Lindner who retired June 1, 2011.

Incentive Compensation – A Balanced Approach to Manage Risk to the Stockholders

As previously stated, the Committee believes it is important that compensation fully aligns the interest of management with both the short- and long-term interests of the Company’s stockholders as well as incents our key managers to remain with the Company. In order to accomplish this, we balance incentive compensation between the accomplishment of short- and long-term corporate objectives. In addition, one of the Committee’s key objectives is mitigating potential risk in the compensation package by ensuring that a significant portion of compensation is based on the long-term performance of the Company. In doing so, the Company intentionally reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term sustainability of the Company. Further, we structure the short-term incentive compensation so that the accomplishment of short-term corporate and business unit goals supports the accomplishment of long-term corporate goals. Both of these elements work together for the benefit of the Company and its stockholders.

Finally, each year, the Committee reviews an analysis, prepared by management, of the Company’s compensation policies and practices to determine if they may have a material adverse effect on the Company. For 2011, the Committee determined that the Company’s compensation policies and practices were not reasonably likely to have such an effect.

The following chart details how performance-related compensation is allocated between short-term and long-term compensation targets for the CEO and collectively for the other Named Executive Officers:

2011 Performance-Related Target Compensation Mix

Personal Benefits

As a Fortune 25 company (ranking 12th in 2011), personal benefits are an important tool in our overall compensation package. Even though many of the underlying individual benefits are not financially significant, AT&T provides these elements to its executive officers for three main reasons:

—	To effectively compete for talent.

The majority of companies against which AT&T competes for talent provide personal benefits to their executive officers. According to a 2011 survey conducted by Aon Hewitt, all of the participating companies with revenues greater than $12.37 billion reported offering at least one form of perquisite to their executives. (Derived from Aon Hewitt’s 2011 Executive Compensation Policies & Programs report representing data on executive compensation plans from 483 companies, and does not constitute a recommendation from Aon Hewitt.) Because the foundation of the employee-employer relationship is the compensation and benefits program, AT&T must have a program that is robust and competitive enough to attract and retain key talent.

—	To focus executive officers’ efforts towards meeting the needs of the business.

Managing a Fortune 25 company that provides industry leading services to its customers 24 hours a day requires the full-time commitment of our executive officers. Our executive officers are required to be available for Company needs at all hours of the day. To that end, we provide them the tools to conduct Company business at any time, even when out of the office. We believe the true value of benefits that allow the Company to have greater access to our executive officers should not be measured solely in terms of any incremental financial cost, but rather the value they bring to the Company through maximized productivity and availability.

—	To provide for the safety, security and personal health of executives.

Employees are the Company’s greatest asset. Our executive officers are charged to care for the long-term health of the Company. In order to do so, we provide certain personal benefits to provide for their safety and personal health.

Our executive benefits are outlined on page XX. We continue to evaluate personal benefits based on needs of the business and market practices and trends.

Independent Compensation Consultant

The Human Resources Committee is authorized by its charter to employ independent compensation consultants and other advisors. The Committee has selected Michael Lackey, Managing Director of Total Rewards Strategies, to serve as the Committee’s independent consultant and, from time to time, provide advice to the Corporate Governance and Nominating Committee. Total Rewards Strategies and Michael Lackey provide no other services to AT&T. Mr. Lackey has served as the Committee’s consultant since 2002.

Mr. Lackey reports directly to the Human Resources Committee, who reviews the fees paid to Total Rewards Strategies and sets the consulting budget. Mr. Lackey’s relationship with management is one of receiving the necessary information to conduct his analyses and providing information and his recommendations to be distributed to the Committee.

Following is a description of Mr. Lackey’s duties as the Committee’s consultant:

—	Attends all Human Resources Committee meetings;
—	Provides information, research, and analysis pertaining to executive compensation and benefits;
—	Regularly updates the Committee on market trends, changing practices, and legislation pertaining to compensation and benefits;
—	Reviews the Company’s executive compensation strategy and program to ensure appropriateness and market-competitiveness;
—	Makes recommendations on the design of the compensation program and the balance of pay-for-performance elements;
—	Reviews market data and makes recommendations for establishing the market rates for jobs held by senior leaders;
—	Analyzes compensation from other companies’ proxy and financial statements for the Committee’s review when making compensation decisions;
—	Assists the Committee in making pay determinations for the Chief Executive Officer; and
—	Advises the Committee on the appropriate comparator groups for compensation and benefits as well as the appropriate peer group against which to measure long-term performance.

Determining Competitive Pay Levels

AT&T has a market-based compensation program, and we believe that a job’s value is determined by what we have to pay to remain competitive based on publicly-available compensation data for like positions at companies with which we compete for talent.

Since we have a market-based compensation program, the starting point for determining compensation levels begins with an evaluation of market data. Market data for key officers is derived from proxy compensation data and third-party compensation survey databases. Mr. Lackey compiles both proxy and compensation survey data for the comparator companies (approved by the Committee, and discussed below). The use of multiple sources of information and comparator groups ensures sufficient data that most accurately reflects the competitive market and provides for the annual development of reliable market values by the consultant.

Following are the 2011 comparator groups used by Mr. Lackey in making market value recommendations for officer positions. These companies are selected based on similarity to AT&T in terms of size and/or industry, ability of the Company to compete with AT&T for talent, and similarity to jobs at AT&T in terms of complexity and scope of officer positions.

2011 Comparator Groups Used by Compensation Consultant

Type of Group	Companies in Group

A comparator group of 20 companies in the technology, telecommunications and entertainment industries selected by the consultant in consultation with the Committee	Apple, Boeing, Cisco Systems, Comcast, Dell, General Electric, Google, Hewlett-Packard, Honeywell, Intel, IBM, Johnson Controls, Lockheed Martin, Microsoft, News Corp, Oracle, Time Warner, United Technologies, Verizon Communications, Walt Disney

Top 25 companies included in the Fortune 500 index, adjusted to eliminate AT&T and investment banking, investment holding/ management and privately owned companies	AmerisourceBergen, Archer Daniels Midland, Boeing, Cardinal Health, Chevron, ConocoPhillips, Costco Wholesale, CVS Caremark, Exxon Mobil, Ford Motor, General Electric, Hewlett-Packard, Home Depot, IBM, Johnson & Johnson, Kroger, McKesson, Procter & Gamble, Target, UnitedHealth Group, Valero Energy, Verizon Communications, Wal-Mart Stores, Walgreen, WellPoint

Telecommunications and cable companies	Comcast, Motorola, Century Link/Qwest, Sprint Nextel, Time Warner, Verizon Communications

Executive officers’ base salaries are targeted to the market 50th percentile, total target cash compensation (the sum of base pay and short-term incentive target) and long-term grants are targeted to the market 62nd percentile, with the support of the Committee’s consultant. These pay targets emphasize our pay for performance strategy and are consistent with our market leadership position as the world’s largest telecommunications company based on our revenue and position as the 12th largest company in America according to the Fortune 500 ratings.

In making the market value recommendations to present to the Committee, Mr. Lackey reviews both the proxy and the survey compensation data at the percentiles of the market assigned by the Committee. Mr. Lackey applies his judgment and experience to the relevant data to make preliminary market value recommendations for each executive officer position. Prior to presenting the market values to the Committee, Mr. Lackey obtains input from the CEO and other members of management to discuss his market value recommendations for persons other than the CEO and to obtain their views on the relative value of each position at AT&T as well as differences in responsibilities between AT&T jobs and those in the comparator groups. Based on this detailed analysis, AT&T-specific market values (AT&T Market

Values) are presented to the Committee for each executive officer position. The AT&T Market Values are used as a reference point for the Committee’s determination of actual compensation levels. They include components for base salary and short- and long- term incentive target awards.

Determining Target Compensation Levels

Annually, the Committee meets to set base salary and target short- and long- term incentive compensation levels for officers, including the Named Executive Officers, with the advice of the consultant. In setting compensation levels, the Committee reviews the AT&T Market Values provided by Mr. Lackey along with the CEO’s compensation recommendations for the other executive officers. The CEO bases his compensation recommendations on his judgment of the skills, experience, responsibilities, and achievements of each executive officer, as well as the officer’s current compensation relative to the AT&T Market Value of his/her job. The Committee believes that input from both the CEO and Mr. Lackey provides useful information and points of view to assist them in determining the appropriate levels of pay. Once the Committee has received this input, they apply their judgment and experience to set compensation for the coming year. The Committee may determine that executives with significant experience and responsibilities, who demonstrate exemplary performance, have higher target compensation, while less experienced executives may have lower target compensation. To determine the compensation for the CEO, the Committee again uses its judgment of his skills, experience, responsibilities, achievements, and current compensation, along with Mr. Lackey’s AT&T Market Value recommendation. The Committee utilizes total compensation analysis sheets to confirm the appropriateness of the compensation program.

2011 Compensation

Base Salaries

In 2011, each of the Named Executive Officers other than the CEO received a salary increase based on individual performance and actual pay relative to market.

Short-Term Incentives

2011 Targets

Each year, the Committee establishes a target award for each executive officer based on the AT&T Market Values provided by the consultant and on recommendations from the CEO (other than for his own compensation). The short-term program emphasizes overall results of the Company by establishing one set of performance objectives for our executive officers. The Committee believes it is important to focus the executive officers on the key objectives of the Company (other officers are measured, in part, on the success of their individual business units). Under this program, potential payouts range from 0% to 200% of the target award. The key performance objectives adopted by the Committee include three performance metrics and related target ranges that the executives are expected to achieve, which are shown in the following table. The Company must achieve at least one of the ranges for the executive officers to receive any portion of the target awards.

2011 Metric	Target ($)	Target Range ($)	Achievement ($)
Consolidated Revenues	125.352 billion	106.549 – 144.155 billion	126.723 billion
Earnings per Share	2.28 per share	1.71 – 2.85 per share	1.80 per share (2)
Free Cash Flow (1)	14.841 billion	11.131 –18.552 billion	15.376 Billion (3)

1.	Cash from operations minus capital expenditures.
2.	In accordance with grant terms, EPS results were increased by $1.14 per share over reported EPS to remove the effects of gains and losses related to assets and liabilities of retirement plans and the effects of impairment of goodwill and other intangible assets. If the T-Mobile transaction costs had also been excluded, EPS achievement would have been $2.21 for compensation purposes.
3.	Also in accordance with grant terms, Free Cash Flow results were increased by $1 billion for pension funding made during the performance period. If T-Mobile transaction costs had also been excluded, Free Cash Flow achievement would have been $18.4 billion for compensation purposes.

In determining the final payouts for short-term awards, the Committee gives weight to the achievement of the performance ranges, the overall performance of the Company, business unit performance, and the individual performance of each executive officer. In evaluating executive officers that report to the CEO, the Committee will also give weight to the CEO’s recommendations. In order to limit the potential for unintended consequences, both favorable and unfavorable, the Committee does not apply a fixed formulaic approach to determining final payouts.

2011 Payouts

The Committee determined that in 2011 the Company achieved the target ranges for each of the 2011 performance metrics, permitting payout of the short-term awards. The Committee then reviewed the Company’s overall performance as well as the individual achievements of each of the Named Executive Officers, as described below:

—	Randall L. Stephenson

Under Mr. Stephenson’s leadership, AT&T led the industry in key growth metrics while substantially improving the company’s operational performance and its financial strength. In the year in which competitors began selling the iPhone, the industry’s highest profile wireless device, AT&T led all U.S. wireless providers in iPhone sales, net subscriber additions with 7.7 million, smartphone penetration, average monthly revenues per subscriber, and growth in connected devices such as eReaders and tablets. AT&T completed major mobile network initiatives which dramatically improved network performance, highlighted by a 25% improvement in 3G nationwide dropped calls and best-in-class mobile broadband speeds measured at three times our competitors’ for the iPhone 4S.

To address impending spectrum exhaust and capacity constraints, bring mobile broadband to rural markets not likely to be served without additional spectrum and resources, and provide excellent jobs to American workers, Mr. Stephenson forged a transformative agreement to acquire T-Mobile USA from Deutsche Telekom. Despite significant support for the transaction from analysts, labor unions, government agencies and representatives, the transaction ended due to FCC and Department of Justice opposition. The transaction reinforced the need for policymakers to make essential spectrum available to support exponential growth within the wireless industry.

AT&T U-Verse again posted the strongest growth among major U.S. pay TV providers while earning continued recognition for its exceptional customer experience. Despite the lingering weak economy, strategic business revenues grew 18.4%, and total business services revenues grew sequentially in both the third and fourth quarters, for the first time since the financial crisis in 2008, and are on track for positive revenue growth in 2012. Strong performance across the business translated into above-market total shareholder returns and other solid financial results, including an industry-best $35 billion in cash from operations which funded $10 billion in dividends and AT&T’s 28th consecutive year of dividend increases. This strong cash performance allowed the Company to invest $20 billion in capital expenditures focused on wireless growth, mobile broadband, cloud computing, applications platforms, and other opportunities that position AT&T for continued growth in the future.

—	John J. Stephens

Mr. Stephens was appointed Senior Executive Vice President and Chief Financial Officer on June 1, 2011. Under Mr. Stephens’ leadership, AT&T improved its overall financial profile and delivered total stockholder returns of 9.0%, outperforming key indices including the Dow Jones Industrial Average, the S&P 100, and the S&P 500. Despite a challenging economy, AT&T grew revenues to a company-best $127 billion, maintained an intense focus on expense reductions, and generated a near company-record $35 billion in cash from operations. With strong free cash flows, AT&T paid more than $10 billion in dividends to stockholders and announced its 28th consecutive year of dividend increases. Mr. Stephens further strengthened AT&T’s industry-leading balance sheet, reducing net debt by $3 billion in 2011 and a combined $7 billion over the last two years.

—	John T. Stankey

Under Mr. Stankey’s leadership, AT&T maintained industry leadership in the global business market while expanding margins. The Business Services Group achieved 18.4% growth in strategic business services, led by Ethernet revenues at 26.8% and Virtual Private Network revenues at 18.0%. As a result, despite a persistently weak economy, the Company posted steadily improving business revenue trends throughout the year. Mr. Stankey and his network organization executed massive network upgrades including nationwide deployment of HSPA+ technology and approximately 150,000 network improvements, triple the number in the previous year. These efforts resulted in a 25% improvement in 3G nationwide dropped calls and best-in-class mobile broadband speeds, letting AT&T launch the iPhone 4S with data speeds three times those of competitors. In the second half of the year, Mr. Stankey’s network team launched next generation 4G LTE technology covering 74 million POPs, ahead of plan. In 2011, the network organization also substantially completed the Company’s U-verse build to 30 million living units, creating one of the United States’ largest video and data distribution platforms. AT&T also opened three foundry innovation centers and established an applications developer platform, enabling thousands of independent developers to innovate by accessing AT&T’s network assets.

—	Rafael de la Vega

Under Mr. de la Vega’s leadership, AT&T led the U.S. wireless industry in smartphone penetration, net subscriber additions, connected devices, and average revenue per user. Despite iPhone competition, AT&T delivered positive net subscriber growth every quarter, adding 7.7 million subscribers, and led the U. S. wireless industry in iPhone sales. The Company grew mobile data revenues 21% to $22 billion, and advanced its strategy to mobilize everything by increasing its connected device base 40.1% to 13 million. In addition, AT&T achieved industry leadership in the retail customer experience, completing new training for more than 26,000 store associates and launching new store concepts that are more engaging and experiential for customers. With Mr. de la Vega’s oversight, the Consumer wireline team generated positive revenue growth as U-verse performance offset declines in traditional wireline services. U-verse led the industry in pay TV subscriber growth, increasing pay TV customers 13% year-over-year, and total U-verse revenues increased 54% to $6.7 billion as the Company continued to receive industry accolades for customer satisfaction.

—	Wayne Watts

With responsibility for all legal matters affecting AT&T, Mr. Watts effectively guided the Company’s litigation, regulatory filings, and compliance matters before various judicial and regulatory agencies in addition to providing support for the company’s day-to-day operations. Mr. Watts and his team successfully managed litigation matters involving AT&T, including 158 appeals to various Federal and State Courts of Appeal and 10 to the United States Supreme Court during 2011. In AT&T vs. Concepcion, the United States Supreme Court upheld the arbitration provisions in the AT&T Mobility customer contracts, which generally require customers to arbitrate claims against the company. This decision, which is regarded as one of the most significant business-oriented Supreme Court rulings in decades, resulted in the dismissal of a large number of class action cases against the company and has the potential to substantially limit the number of class action cases filed against AT&T Mobility in the future. Under Mr. Watts’ direction, the Company effectively advanced its positions before federal and state regulators designed to generate a fair regulatory and working environment for our Internet, wireless and wireline operations.

—	Richard G. Lindner

Mr. Lindner was Senior Executive Vice President and Chief Financial Officer until his retirement on June 1, 2011. Mr. Lindner received a prorated target short-term award.

Based on the Company achievements and the above accomplishments, the Committee determined to pay continuing Named Executive Officers either 75% or 80% of their respective target awards, except for Messrs. de la Vega and Stankey who each received 100% due to their strong operational performance. Payouts of 2011 awards are as follows:

2011 Short-Term Payouts

Named Executive Officer	Target Award ($)	Actual Award ($)
Randall L. Stephenson	5,050,000	3,787,500
John J. Stephens (1)	908,333	681,250
Rafael de la Vega	1,600,000	1,600,000
John T. Stankey	1,600,000	1,600,000
Wayne Watts	1,275,000	1,020,000
Richard G. Lindner (1)	666,301	666,301
1.	Reflects the pro-rated target short-term incentive award. Mr. Lindner retired and Mr. Stephens became CFO on June 1, 2011.

Long-Term Incentives

As noted in the Conference Board report, to put “[t]oo much focus on the short term in the wrong business model can lead to reward for current performance, but fail to promote the Company’s business strategy over the long term.” Because AT&T values long-term performance and to ensure that our compensation program does not incent executives to take excessive risks in pursuit of short-term results, long-term incentives are a significant part of an officer’s compensation package. Long-term awards directly link the interests of officers to those of stockholders, since the awards are tied to the performance of AT&T stock.

2011 Grants

In 2011, the Committee granted the Named Executive Officers long-term incentives in the form of 50% performance shares and 50% restricted stock units. Target grant values were set using the AT&T Market Values as a guideline. Specifics of the long-term grants are described below.

—	Performance Shares:

Each performance share is equal in value to one share of our common stock and is paid out at the end of the performance period (typically three years) based on the extent to which the performance goals are met. Awards made in 2011 earn dividend equivalents equal to the dividends on our common stock, paid only after the end of the performance period and only on the number of performance shares actually earned based on the Company’s performance.

The value of performance shares fluctuates directly with changes in the price of our common stock, which aligns managers’ interests directly with stockholders’ interests. Performance shares are paid out only to the extent that specific financial and/or operational objectives are achieved. No payout is made if minimum objectives are not met. Payouts are made in cash, which minimizes dilution. Performance shares paid in cash are valued at the closing price of a share of AT&T common stock on the date the award payout is approved.

Unless the Committee provides otherwise, performance shares will be forfeited by non-retirement eligible executive officers in the event of their voluntary termination of employment (except for death and disability) and retiring officers will be eligible to receive a prorated performance share award.

The performance shares granted in 2011 are for the 2011-2013 performance period. The Committee determined that the performance measure for 75% of the Performance Shares would be Return on Invested Capital and the measure for the remaining 25% would be based on a comparison of AT&T’s Total Stockholder Return compared to a telecommunications peer group.

2011 Performance Share Grants by the Committee

(2011 to 2013 Performance Period)

Officer	Grant Date Values ($) (amounts are rounded)		Performance Measure
			Return on Invested Capital	Total Stockholder Return vs. AT&T Telecommunications Peer Group
Randall L. Stephenson	6,375,000		75% of Grant	25	% of Grant
John J. Stephens	775,000	(1)
Rafael de la Vega	2,175,000
John T. Stankey	2,175,000
Wayne Watts	1,700,000
Richard G. Lindner	2,150,000
1.	Reflects the value of two performance share grants. Mr. Stephens received a pre-CFO grant (target value $380,000) with a performance measure of 100% ROIC and a CFO promotional grant (target value $395,000) with performance measures ROIC and TSR.

We calculate Return on Invested Capital (ROIC) by averaging over the three-year performance period: (1) our annual net income before extraordinary items plus after-tax interest expense, divided by (2) the total of the average debt and average stockholder equity for the relevant year. For mergers and acquisitions over $2 billion, we exclude the dilutive impacts of intangible amortization, asset write-offs, accelerated depreciation, and transaction and restructuring costs so that the impact of certain significant transactions, including those which may not have been contemplated in the determination of a performance measure, will not have an impact on the performance results. We also exclude the following if the collective net impact, after taxes and available collectible insurance, exceeds certain limits in a calendar year: changes in tax laws and/or accounting principles, certain unusual events, expenses caused by natural disasters or intentionally caused damage to the Company’s property, and non-cash accounting write-downs of goodwill or other intangible assets. We chose ROIC as the appropriate measure because it is widely used by comparator companies and encourages our managers to focus not only on net income, but also to ensure that the Company’s capital is invested effectively and stockholder value is created.

At the end of the performance period, the number of performance shares to be paid out, if any, is determined by comparing the actual performance of the Company against the performance objectives, which are set forth as a range of results. The ROIC target range for the 2011-2013 performance period was set with our cost of capital appearing in the lower quarter of the range; a target that we believe may be challenging in light of the economic environment, but attainable. For performance above or below the performance target range, the number of performance shares are increased or reduced, respectively. Potential payouts range from 0% to 150% of the target number of performance shares granted.

The Total Stockholder Return (TSR) measure compares the total stockholder return (stock appreciation plus reinvestment of dividends) of AT&T to that of companies in the AT&T Telecommunications Peer Group. The Peer Group is comprised of 11 companies and the Dow Jones Industrial Average. The Peer Group companies represent domestic and global telecommunications companies with a minimum market capitalization of $10 billion. The AT&T Telecommunications Peer Group used for 2011 grants consisted of América Móvil S.A.B. de C.V.; BCE Inc.; BT Group plc; Comcast Corporation; Deutsche Telekom AG; DirecTV Group Inc.; Telefónica S.A.; Teléfonos de México S.A.B. de C.V; Time Warner Cable, Inc.; Verizon Communications Inc.; Vodafone Group plc; and the Dow Jones Industrial Average.

The following chart shows the potential payouts based on total stockholder return of AT&T as compared to companies in the peer group:

AT&T Total Stockholder Return Compared

to the AT&T Telecommunications Peer Group

(2011 – 2013 Performance Period)

Ranking	Payout Percentage
AT&T is the top company	200%
AT&T in 80 - 99th percentile	150%
AT&T in 60 - 79.99th percentile	125%
AT&T in 40 - 59.99th percentile	100%
AT&T in 20 - 39.99th percentile	50%
AT&T is below the 20th percentile	0%

If AT&T’s total stockholder return is negative, the payout percentage is capped at 90% (applies to performance at the 40th percentile or higher).

—	Restricted Stock Units:

Beginning with long-term grants made in 2010, 50% of the long-term grants made to officers, including the executive officers, are made in the form of restricted stock units. More than one form of long-term compensation is used in order to balance the risk of the long-term package.

Restricted stock units granted in 2011 vest 100% after four (4) years, or upon retirement eligibility, whichever occurs earlier, but do not pay out until the scheduled distribution date. These units receive quarterly dividend equivalents, paid in cash at the time regular dividends are paid on AT&T’s stock. Restricted stock units pay 100% in stock to further tie executive and stockholder interests.

The following table shows restricted stock unit grants made to the Named Executive Officers in 2011:

2011 Restricted Stock Unit Grants by the Committee

(Vests 100% in 2015)

Officer	Grant Date Values ($) (amounts are rounded)
Randall L. Stephenson	6,375,000
John J. Stephens	775,000	(1)
Rafael de la Vega	2,175,000
John T. Stankey	2,175,000
Wayne Watts	1,700,000
Richard G. Lindner	2,150,000
1.	Reflects the value of two Restricted Stock Unit grants. Mr. Stephens received a pre-CFO grant ($380,000) and a CFO promotional grant ($395,000).

Results for the 2009-2011 Performance Period (Performance Shares)

Performance shares were the sole form of long-term compensation granted to the executive officers for the 2009–2011 performance period. The performance measure applicable to 75% of each award was ROIC. The performance measure for the other 25% of the award was AT&T’s TSR, measured against the AT&T Telecommunications Peer Group, as described on page X.

For the 2009-2011 performance period, the Committee set the ROIC target range above our cost of capital, which represented an aggressive, yet achievable, target. After conclusion of the performance period, the Committee determined, using the payout table established at the beginning of the performance period, that the Company’s results were above the ROIC target range and directed that 111% of the related performance shares be distributed. In accordance with the plan, the Committee excluded the impact of an accounting change relating to pension re-measurement and the effects of a change in tax laws resulting from the healthcare reform legislation in determining the achievement of the target range. Although costs incurred in large merger transactions (such as T-Mobile) are to be excluded in calculating final performance attainment, the Committee determined to include the T-Mobile transaction costs in determining payouts for all outstanding executive officer performance share awards, resulting in reduced final award payouts for performance shares with a 2009-2011 performance period. With regard to the performance shares tied to the TSR target, the Committee determined that the Company was in the 4th quintile of the index, which resulted in a 50% payout of the performance shares tied to this metric.

Long-term compensation is the largest element of an executive officer’s total compensation package. As shown below, the number of shares paid out was 96% of the target. The realized value of executive officer long-term pay was higher than 96% due to an increase in the stock price over the performance period, illustrating how our compensation program is tied to performance.

2009 Performance Share Grant and Payout Values

Executive Officer	Performance Measure(s)	Value at Grant	Performance Payout %	% Change in Stock Price (1)	Value at Payout	Approx. % of Grant Value Realized
Stephenson	75% ROIC 25% TSR	$12,000,000			$13,729,816
de la Vega		$3,250,000			$3,718,503
Stankey		$4,200,000	96%	19%	$4,805,448	114%
Watts		$2,500,000			$2,860,391
Lindner		$3,900,000			$4,462,198
Stephens (2)	100% ROIC	$760,000	111%	19%	$1,005,431	132%
1.	From the date of grant (January 29, 2009) through the date the distribution is approved (January 26, 2012).
2.	Mr. Stephens’ 2009-2011 grant was made prior to his being appointed an executive officer and 100% of his shares was subject to the ROIC metric.

Review of Mr. Stephenson’s Compensation in the Summary Compensation Table

The following table shows Mr. Stephenson’s total compensation as reported in the Summary Compensation Table for 2009, 2010, and 2011.

Comparisons from the Summary Compensation Table

CEO Year-Over-Year Compensation

As the table shows, Mr. Stephenson’s reported compensation declined by $5.3 million, or 19.4%, from 2010 to 2011 following a $1.9 million, or 6.5%, decline from 2009 to 2010.

Although the 2011 short-term awards and all outstanding performance share awards provide that merger transaction costs may be excluded in determining the achievement of the awards, the Committee considered the T-Mobile transaction costs in determining compensation payouts for Mr. Stephenson and the other Named Executive Officers. This reduced Mr. Stephenson’s 2011 short-term award payout by approximately $1,260,000, or 25%, and his 2009 performance share award by approximately $820,000, for a total compensation decrease of approximately $2,080,000, a significant reduction in the percentage of his award payouts relative to other managers. These transaction costs will also be considered in determining the payouts of 2010 and 2011 performance-share awards.

Deferral Opportunities, Pensions and Other Benefits

—	Deferral Opportunities:

We believe that in order to remain competitive in the employment market, it is appropriate to offer deferral plans and other benefits. Our deferral plans provide retention incentives by giving mid-level and above managers the opportunity to receive tax-advantaged (i.e. pre-tax) savings. In addition, we use our deferral plans as a way to encourage our managers to invest in and hold AT&T stock. Our tax-qualified 401(k) plans offer substantially all employees the opportunity to defer income and, at the same time, invest in AT&T stock. We match 80% of the employee contributions, limited to the first 6% of compensation (only base salary is matched for officers).

Our principal nonqualified deferral program is the Stock Purchase and Deferral Plan. Under that plan, mid-level managers and above may annually elect to defer, through payroll deductions, up to 30% of their salary and bonus (officer level managers, including the Named Executive Officers, may contribute up to 95% of their short-term award, which is paid in lieu of a bonus) into monthly purchases of AT&T deferred share units at fair market value on a tax-deferred basis. Participants receive a 20% match on their deferrals in the form of additional deferred shares. Participants also receive makeup matching deferred shares to replace match that would not be available in the 401(k) because of their participation in AT&T’s nonqualified deferral plans or because they exceeded the IRS compensation limits for 401(k) plans. Officer level employees do not receive the makeup match on the contribution of their short-term awards. For deferrals prior to 2011 and bonus deferrals in 2011, in lieu of the 20% match, participants received two stock options with an exercise price equal to the fair market value of the stock at grant for each deferred share purchased.

Managers may also defer cash compensation in the form of salaries and bonuses through the Cash Deferral Plan. The Cash Deferral Plan pays interest at the Moody’s Long-Term Corporate Bond Yield Average, reset annually, which is a common index used by companies for deferral plans. The SEC requires disclosure in the “Summary Compensation Table” of earnings on deferred compensation that exceed an amount set by the SEC. Our interest rate, over time, approximates the SEC rate.

These plans are described more fully under the “Nonqualified Deferred Compensation” table.

—	Personal Benefits:

We provide our executive officers with personal benefits, including an automobile allowance and maintenance, which is an important recruiting and retention tool; club memberships (going forward, we will allow the use of Company-owned memberships, but not pay country club fees and dues), which afford our executives the opportunity to conduct business in a more informal environment; home security for the safety and security of our executives; tax preparation, estate planning, and financial counseling, which allow our executives to focus more on business responsibilities; and executive disability benefits. The financial counseling benefit provides financial counselors to executives, which helps the Company by ensuring that our executives understand and comply with plan requirements. We provide our executives communications, broadband/TV and related products and services, which are offered by AT&T at little or no incremental cost. We permit our executives to use Company aircraft for personal reasons, which allows for the efficient use of their time and for them to privately conduct Company business at any time. We provide executive death benefits. More information on death benefits may be found on page XX in the narrative following the “Pension Benefits” table.

We provide our executive officers a supplemental health plan for which the executives pay a portion of the premiums. The plan acts in conjunction with the Company’s management health plan, a consumer-driven plan that encourages our executive officers to be cost-conscious consumers of health care services. Officers promoted or hired after March 23, 2010 are not eligible to participate in the supplemental health plan, but instead are eligible for an annual executive physical, subject to certain limits.

Certain of these benefits are also offered as post-retirement benefits to persons who meet age and service requirements. Additional information on these post-retirement benefits can be found on page XX, in the narrative following the “Pension Benefits” table.

—	Pensions:

We offer a tax-qualified group pension plan to substantially all employees as well as supplemental retirement benefits under nonqualified pension plans to our executive officers. We believe these benefits act as retention tools. Additional information on these pension benefits may be found on page XX, in the narrative following the “Pension Benefits” table.

Equity Retention and Hedging Policy

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for the CEO, other executive officers, and all other officer level employees. The guidelines for the CEO were increased in 2010 from a minimum level of ownership of five times base salary to a minimum ownership requirement of six times base salary and were continued at the lesser of three times base salary or 50,000 shares for other executive officers and the lesser of one times base salary or 25,000 shares for all other officers. Newly appointed officers are expected to be in compliance with the ownership guidelines within five years of their appointments. Only shares where there is no risk of forfeiture are counted toward the applicable stock ownership guideline. Holdings of the Named Executive Officers as of December 31, 2011, can be found in the “Common Stock Ownership” section on page XX.

Retention of Awards

Executive officers are required to hold 25% of the AT&T shares they receive (after taxes and exercise costs) from an incentive, equity, or option award granted to them after January 1, 2012, until one year after they leave the Company.

Hedging Policy

Executive officers are prohibited from hedging their AT&T stock and awards. The prohibition will continue to apply to stock issued from Company awards for one year after they leave the Company.

Limit on Deductibility of Certain Compensation

Federal income tax law prohibits publicly held companies, such as AT&T, from deducting certain compensation paid to a Named Executive Officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the stockholders, the compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of AT&T and its stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the Committee’s development and execution of effective compensation plans. For example, to enable short- and long-term compensation to be deductible, the Committee makes these awards under stockholder-approved incentive plans to the extent practical.

Similarly, gains on stock option exercises may be deductible if granted under a stockholder-approved plan since they are tied to the performance of the Company’s stock price. Salaries and other compensation that are not tied to performance are not deductible to the extent they exceed the $1 million limit.

Policy on Restitution

The Company intends, in appropriate circumstances, to seek restitution of any bonus, commission, or other compensation received by an employee as a result of such employee’s intentional or knowing fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company’s financial statements.

Employment Contracts and Change in Control Severance Plan

We have an employment contract with Mr. de la Vega and a severance agreement with Mr. Lindner. The material provisions of these contracts are discussed following the “Grants of Plan-Based Awards” table, on page XX.

Our executive officers are eligible to participate in the Change in Control Severance Plan, which is more fully described on page XX. We believe these types of plans are necessary to ensure that participants receive certain benefits in the event of a change in control of the Company, and to allow the participating officers to focus on their duties during an acquisition. The plan is not intended to replace other compensation elements.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AT&T’s Annual Report on Form 10-K and Proxy Statement for filing with the SEC.

February 13, 2012	The Human Resources Committee:

	Gilbert F. Amelio, Chairman	John B. McCoy
	James H. Blanchard	Matthew K. Rose

EXECUTIVE COMPENSATION TABLES

The table below contains information concerning the compensation provided to the Chief Executive Officer, the Senior Executive Vice President and Chief Financial Officer, and the other most highly compensated executive officers of AT&T (the Named Executive Officers). Compensation information is provided for the years each person in the table was a Named Executive Officer since 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary (2) ($)	Bonus ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non- Equity Incentive Plan Compen- sation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compen- sation (5) ($)	Total ($)
R. Stephenson (1) Chairman, CEO and President	2011	1,550,000	0	12,749,979	45,543	3,787,500	3,329,959	555,353	22,018,334
	2010	1,533,333	0	12,749,977	494,731	5,050,000	7,096,177	417,410	27,341,628
	2009	1,450,000	0	11,999,991	75,834	5,850,000	8,990,049	864,632	29,230,506
J. Stephens Sr. Exec. Vice Pres. and CFO	2011	614,167	0	1,561,534	79,131	681,250	1,498,090	171,523	4,605,695
R. de la Vega Pres. and CEO, AT&T Mobility	2011	854,167	0	4,350,023	39,438	1,600,000	2,925,527	129,387	9,898,542
	2010	820,833	0	4,000,024	36,513	1,700,000	4,240,450	96,850	10,894,670
	2009	800,000	0	7,398,609	25,662	1,500,000	3,737,419	119,346	13,581,036
J. Stankey Group Pres. and Chief Strategy Officer	2011	857,500	0	4,350,023	3,610	1,600,000	4,445,904	202,922	11,459,959
	2010	842,500	0	4,350,024	5,596	1,475,000	2,439,970	387,242	9,500,332
	2009	830,000	0	8,327,162	6,566	1,500,000	2,213,795	155,625	13,033,148
W. Watts Sr. Exec. VP and General Counsel	2011	745,000	0	3,400,017	7,672	1,020,000	3,125,160	207,524	8,505,373
	2010	706,667	0	4,000,024	10,996	1,570,000	2,748,351	208,776	9,244,814
R. Lindner Former Sr. Exec. Vice Pres. and CFO	2011	350,417	0	4,300,008	3,565	666,301	17,662	106,258	5,444,211
	2010	829,167	0	4,250,009	5,420	1,750,000	1,684,959	180,444	8,699,999
	2009	800,000	0	6,899,996	21,964	1,500,000	1,541,220	178,090	10,941,270

1.	Mr. Stephenson did not receive a salary increase in 2011. The difference in salaries for 2011 and 2010 results from salary increases normally occurring in March of each year. As a result, the 2010 amounts represent two months of the 2009 salary rate and 10 months of the 2010 salary rate.

2.	Each of the Named Executive Officers deferred portions of their 2011 salary and/or non-equity incentive awards into the Stock Purchase and Deferral Plan to make monthly purchases of Company stock in the form of stock units based on the price of the underlying AT&T stock as follows: Mr. Stephenson—$465,000; Mr. Stephens—$830,250; Mr. de la Vega—$147,163; Mr. Stankey—$51,413; Mr. Watts—$111,563; and Mr. Lindner—$23,305. Each unit that the employee purchases is paid out in the form of a share of AT&T stock at the time elected by the employee, along with certain matching shares. The value of the matching contributions is included under “All Other Compensation.” A description of the Stock Purchase and Deferral Plan may be found on page XX.

3.	Represents the grant date valuation of the awards under FASB ASC Topic 718. Assumptions used for determining the value of the stock and option awards reported in these columns are set forth in the relevant AT&T Annual Report to Stockholders in Note 12 to Consolidated Financial Statements, “Share-Based Payment.” Options were issued under the Stock Purchase and Deferral Plan in connection with deferrals in 2011. Options are no longer offered through the plan. The plan is described on page xx.

Included in the Stock Awards column are the grant date values of performance shares and restricted stock units granted in 2011. The grant date values of the performance shares (which also represent the target awards) included in the table for 2011 were: Mr. Stephenson—$6,374,989; Mr. Stephens—$780,767; Mr. de la Vega—

$2,175,012; Mr. Stankey—$2,175,012; Mr. Watts—$1,700,008; and Mr. Lindner—$2,150,004. The number of performance shares distributed at the end of the performance period is dependent upon the achievement of performance goals. Depending upon such achievement, the potential payouts run from 0% of the target number of performance shares to a maximum payout of 162.5% of the target number (for Mr. Stephens only, up to 156.4%). The value of the award at distribution will be further affected by the price of AT&T stock at the time of distribution.

4.	Under this column, we report earnings on deferrals of salary and incentive awards to the extent the earnings exceed a market rate specified by Securities and Exchange Commission (SEC) rules. For the Named Executive Officers, these amounts are as follows for 2011: Mr. Stephenson—$2,449; Mr. Stephens—$0; Mr. de la Vega—$92,765; Mr. Stankey—$2,004; Mr. Watts—$4,580; and Mr. Lindner—$17,662. All other amounts reported under this heading represent an increase in pension actuarial value during the reporting period. We are required to calculate this amount by using the same discount rate assumption used for financial reporting purposes. A portion of the increase in pension actuarial values reported for 2011 in this column was the result of a reduction in the assumed discount rate from 5.8% to 5.3%. Approximately 4% of Mr. Stephenson’s increase, and from 22% to 36% of the other Named Executive Officers’ increases in pension value, resulted from this adjustment. The increase in pension actuarial value for each executive (and the corresponding estimated increase attributable to the reduction in the discount rate) was: Mr. Stephenson—$3,327,510 ($127,948); Mr. Stephens—$1,498,090 ($353,239); Mr. de la Vega—$2,832,762 ($1,010,223); Mr. Stankey—$4,443,900 ($1,119,096); Mr. Watts—$3,120,580 ($674,918); and Mr. Lindner—$0 ($0).

5.	This column includes personal benefits, Company-paid life insurance premiums, and Company matching contributions to deferral plans for 2011. AT&T did not provide tax reimbursements to executive officers for these benefits, except as noted below for a retirement gift. In valuing personal benefits, AT&T uses the incremental cost to the Company of the benefit. To determine the incremental cost of aircraft usage, we multiply the number of hours of personal flight usage (including “deadhead” flights) by the hourly cost of fuel (Company average) and the hourly cost of maintenance (where such cost is based on hours of use), and we add per flight fees such as landing, ramp and hangar fees, catering, and crew travel costs.

The aggregate incremental cost of personal benefits in 2011 provided to the Named Executive Officers was: Mr. Stephenson—$218,583; Mr. Stephens—$39,088; Mr. de la Vega—$62,735; Mr. Stankey—$82,677; Mr. Watts—$53,437; and Mr. Lindner—$83,351. Included in the above personal benefits amounts are (1) financial counseling, including tax preparation and estate planning: Mr. Stephenson—$14,000; Mr. Stephens—$9,167; Mr. de la Vega—$14,000; Mr. Stankey—$12,000; Mr. Watts—$16,594; and Mr. Lindner—$28,282; (2) auto benefits: Mr. Stephenson—$27,002; Mr. Stephens—$16,016; Mr. de la Vega—$18,447; Mr. Stankey—$14,832; Mr. Watts—$19,720; and Mr. Lindner—$5,992; (3) personal use of company aircraft: Mr. Stephenson—$132,166; Mr. Stephens—$1,497; Mr. de la Vega—$15,462; Mr. Stankey—$37,741; Mr. Watts—$517; and Mr. Lindner—$19,113; (4) supplemental health insurance premiums: each of Messrs. Stephenson and de la Vega—$12,240; each of Messrs. Stephens, Stankey and Watts—$11,676; and Mr. Lindner—$8,094; (5) club memberships: Mr. Stephenson—$5,728; each of Messrs Stephens and de la Vega—$0; each of Messrs. Stankey and Watts—$2,533; and Mr. Lindner—$520; (6) communications: Mr. Stephenson—$18,153; Mr. Stephens—$732; Mr. de la Vega—$1,701; Mr. Stankey—$2,841; Mr. Watts—$1,464; and Mr. Lindner—$3,309; and (7) home security: Mr. Stephenson—$9,294; Mr. Stephens—$0; Mr. de la Vega—$885; Mr. Stankey—$1,054; Mr. Watts—$933; and Mr. Lindner—$1,794. Mr. Lindner retired as Chief Financial Officer on June 1, 2011 and the Committee voted to make a gift of a painting to Mr. Lindner, valued at $10,000. In addition, because of the small value of the gift, the Committee determined to pay the income taxes resulting from the gift ($6,247), which is included in the table.

Company-paid premiums on supplemental life insurance in 2011 were: Mr. Stephenson—$169,738; Mr. Stephens—$66,532; Mr. de la Vega—$15,489; Mr. Stankey—$68,672; Mr. Watts—$96,505; and Mr. Lindner—$0.

The Company provides a matching contribution in the 401(k) plan and certain “makeup” matching contributions in the Stock Purchase and Deferral Plan, discussed in detail on page XX. Total matching contributions in 2011 were: Mr. Stephenson—$167,032; Mr. Stephens—$65,903; Mr. de la Vega—$51,163; Mr. Stankey—$51,573; Mr. Watts—$57,582; and Mr. Lindner—$22,907.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephenson	1/27/11	0	5,050,000	10,100,000	113,313	226,626	368,267	226,626	-	-	12,749,979
	2/15/11	-	-	-	-	-	-	-	29,345	28.24	45,543
Stephens	1/27/11	0	908,333	1,816,667	6,775	13,509	20,264	13,509	-	-	760,016
	2/15/11	-	-	-	-	-	-	-	9,730	28.24	15,101
	3/24/11	0			7,021	14,042	22,818	14,042	-	-	801,517
	6/15/11	-	-	-	-	-	-	-	39,919	30.35	64,030
de la Vega	1/27/11	0	1,600,000	3,200,000	38,660	77,320	125,645	77,320	-	-	4,350,023
	2/15/11	-	-	-	-	-	-	-	6,838	28.24	10,613
	6/15/11	-	-	-	-	-	-	-	17,971	30.35	28,825
Stankey	1/27/11	0	1,600,000	3,200,000	38,660	77,320	125,645	77,320	-	-	4,350,023
	2/15/11	-	-	-	-	-	-	-	2,326	28.24	3,610
Watts	1/27/11	0	1,275,000	2,550,000	30,217	60,434	98,205	60,434	-	-	3,400,017
	2/15/11	-	-	-	-	-	-	-	4,943	28.24	7,672
Lindner	1/27/11	0	666,301	1,332,603	38,216	76,431	124,200	76,431	-	-	4,300,008
(retired)	2/15/11	-	-	-	-	-	-	-	2,297	28.24	3,565

1.	Under these awards (discussed beginning on page XX), the Committee establishes a target award together with a maximum award equaling 200% of the target award. If the performance condition is met, the Committee reviews the overall performance of the Company (including the three key measures), business unit results, and the individual performance of each officer to determine the appropriate payouts, not to exceed the maximum award. If the performance condition is not met, no award may be paid.

2.	Represents performance share awards discussed beginning on page XX.

3.	Represents restricted stock unit grants discussed on page XX. The 2011 units vest and distribute in January 2015. Additionally, units vest upon an employee becoming retirement eligible, but do not distribute until the established distribution date. Messrs. Stephenson, de la Vega, Watts and Lindner were retirement eligible as of the grant date. Messrs. Stephens and Stankey are not retirement eligible.

4.	Represents stock options granted under the Stock Purchase and Deferral Plan, which is described in the narrative following the “Nonqualified Deferred Compensation” table. Company matching shares issued under that plan are reported in the “Nonqualified Deferred Compensation” table and under “All Other Compensation” in the “Summary Compensation Table.”

Employment Contracts

—

Mr. de la Vega’s Agreement: Mr. de la Vega has an employment contract that provides for his continued participation in the BellSouth Corporation Supplemental Executive Retirement Plan (BellSouth SERP) (see discussion on page XX regarding his accrual of future benefits in the AT&T SERP) while he is employed by AT&T Mobility (formerly Cingular) and provides for certain benefits in the event of his termination of employment with AT&T Mobility. In connection with his transfer from BellSouth to what was then Cingular in 2003, BellSouth agreed to maintain Mr. de la Vega in the BellSouth SERP (described on page XX) while Mr. de la Vega was employed by Cingular. In addition, if Mr. de la Vega was terminated from Cingular for any reason, BellSouth would hire him back. If BellSouth failed to rehire Mr. de la Vega in a comparable position, or in the event Mr. de la Vega died or terminated employment because of disability before returning to BellSouth, Mr. de la Vega or his beneficiary, as applicable, would receive a lump sum payment equal to two times his salary and target bonus.

—

Mr. Lindner’s Severance Agreement: Mr. Lindner retired as Senior Executive Vice President and Chief Financial Officer on June 1, 2011. Effective with his retirement, he signed a release and waiver of claims, as well as 36-month non-compete, non-solicitation, and confidentiality agreement. In exchange, the Committee lifted the automatic proration at retirement for his 2011 grant of performance shares and vested the remaining shares of his 2009 restricted stock grant.

Outstanding Equity Awards at December 31, 2011

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
Stephenson	160,000	—	35.5200	1/25/12
	4,413	—	36.9600	2/1/12
	16,748	—	33.1500	6/1/12
	171,429	—	24.4400	1/31/13
	8,842	—	25.2800	2/1/13
	47,083	—	25.8000	5/31/13
	12,400	—	26.4600	1/31/14
	32,200	—	23.7400	5/30/14
	16,085	—	23.9200	1/30/15
	89,320	—	24.0100	6/15/15
	19,405	—	28.3200	2/15/16
	105,081	—	27.7300	6/15/16
	15,102	—	37.2300	2/15/17
	98,764	—	40.2800	6/15/17
	14,720	—	37.8800	2/15/18
	230,102	—	36.1700	6/16/18
	30,472	—	23.2200	2/17/19
	14,627	—	24.6300	6/15/19
	20,664	—	25.3200	2/16/20
	379,336	—	25.5400	6/15/20
	—	29,345	28.2400	2/15/21
2010-2012 Perf. Sh.					—	—	312,010	9,435,182
2011-2013 Perf. Sh.					—	—	283,283	8,566,478
Stephens	20,833	—	35.5200	1/25/12
	2,100	—	36.9600	2/1/12
	6,530	—	33.1500	6/1/12
	4,686	—	26.4600	1/31/14
	12,478	—	23.7400	5/30/14
	5,044	—	23.9200	1/30/15
	17,378	—	24.0100	6/15/15
	5,342	—	28.3200	2/15/16
	17,656	—	27.7300	6/15/16
	4,026	—	37.2300	2/15/17
	14,589	—	40.2800	6/15/17
	3,348	—	37.8800	2/15/18
	16,241	—	36.1700	6/16/18
	6,656	—	23.2200	2/17/19
	16,973	—	24.6300	6/15/19
	8,454	—	25.3200	2/16/20
	38,069	—	25.5400	6/15/20
		9,730	28.2400	2/15/21
		39,919	30.3500	6/15/21
2010-2012 Perf. Sh.					—	—	22,319	674,927
2011-2013 Perf. Sh.					—	—	13,509	408,512
2011-2013 Perf. Sh.					—	—	17,553	530,803
2008 Restricted Stock					43,136	1,304,433	—	—
2010 Restricted Stock Units					14,879	449,941	—	—
2011 Restricted Stock Units					13,509	408,512	—	—
2011 Restricted Stock Units					14,042	424,630	—	—

Outstanding Equity Awards at December 31, 2011

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
de la Vega	141,377	—	29.4500	3/1/12
	4,311	—	23.1900	4/22/12
	70,755	—	21.2000	11/25/12
	77,512	—	16.4200	3/3/13
	5,464	—	18.3000	4/28/13
	12,397	—	24.6300	6/15/19
	6,251	—	25.3200	2/16/20
	22,160	—	25.5400	6/15/20
		6,838	28.2400	2/15/21
		17,971	30.3500	6/15/21
2010-2012 Perf. Sh.					—	—	97,886	2,960,073
2011-2013 Perf. Sh.					—	—	96,650	2,922,696
2007 Restricted Stock					49,776	1,505,226	—	—
2009 Restricted Stock					153,198	4,632,708	—	—
Stankey	33,000	—	35.5200	1/25/12
	1,559	—	36.9600	2/1/12
	2,513	—	33.1500	6/1/12
	53,905	—	24.4400	1/31/13
	2,807	—	25.2800	2/1/13
	654	—	25.8000	5/31/13
	1,439	—	26.4600	1/31/14
	7,993	—	23.7400	5/30/14
	4,168	—	23.9200	1/30/15
	1,059	—	24.0100	6/15/15
	1,661	—	28.3200	2/15/16
	934	—	27.7300	6/15/16
	1,337	—	37.2300	2/15/17
	794	—	40.2800	6/15/17
	1,234	—	37.8800	2/15/18
	1,073	—	36.1700	6/16/18
	2,073	—	23.2200	2/17/19
	1,675	—	24.6300	6/15/19
	2,366	—	25.3200	2/16/20
	1,658	—	25.5400	6/15/20
		2,326	28.2400	2/15/21
2010-2012 Perf. Sh.					—	—	106,451	3,219,078
2011-2013 Perf. Sh.					—	—	96,650	2,922,696
2007 Restricted Stock					49,776	1,505,226	—	—
2009 Restricted Stock					153,198	4,632,708	—	—
2010 Restricted Stock Units					85,161	2,575,269	—	—
2011 Restricted Stock Units					77,320	2,338,157	—	—

Outstanding Equity Awards at December 31, 2011

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
Watts	24,500	—	35.5200	1/25/12
	1,922	—	36.9600	2/1/12
	1,027	—	33.1500	6/1/12
	21,857	—	24.4400	1/31/13
	2,948	—	25.2800	2/1/13
	1,781	—	25.8000	5/31/13
	3,797	—	26.4600	1/31/14
	437	—	23.7400	5/30/14
	961	—	23.9200	1/30/15
	4,648	—	24.0100	6/15/15
	1,281	—	28.3200	2/15/16
	564	—	27.7300	6/15/16
	774	—	37.2300	2/15/17
	470	—	40.2800	6/15/17
	1,010	—	37.8800	2/15/18
	803	—	36.1700	6/16/18
	1,597	—	23.2200	2/17/19
	3,228	—	24.6300	6/15/19
	4,561	—	25.3200	2/16/20
	3,366	—	25.5400	6/15/20
		4,973	28.2400	2/15/21
2010-2012 Perf. Sh.					—	—	97,886	2,960,073
2011-2013 Perf. Sh.					—	—	75,543	2,284,420
Lindner (retired)	3,051	—	36.9600	2/1/12
	9,892	—	28.3200	2/15/16
	25,867	—	27.7300	6/1/16
	8,880	—	37.2300	6/1/16
	33,781	—	40.2800	6/1/16
	7,831	—	37.8800	6/1/16
	49,228	—	36.1700	6/1/16
	2,297		28.2400	6/1/16
2010-2012 Perf. Sh.					—	—	104,004	3,145,081
2011-2013 Perf. Sh.					—	—	95,539	2,889,099

1.	Options expire ten years after the grant date; however, option terms may be shortened due to the prior termination of employment of the holder. Options in the table vest as follows:

Option Expiration Date	Vesting
2/1/12, 6/1/12, 2/1/13, 5/31/13, 1/31/14, 5/30/14, 1/30/15, 6/15/15, 2/15/16, 6/1/16, 6/15/16, 2/15/17, 6/15/17, 2/15/18, 6/16/18, 2/17/19, 6/15/19, 2/16/20, 6/15/20, 2/15/21, 6/15/21	These options are vested at issuance, but may not be exercised until the earlier of the first anniversary of the grant or the termination of employment of the option holder. These options are granted based upon the amount of stock purchased by mid-level and above managers in the Stock Purchase and Deferral Plan, (described in the “Grants of Plan-Based Awards Table”) and its predecessor plan, which has substantially the same terms.
1/25/12, 1/31/13	One-third of the options in each grant vested on the 1st, 2nd and 3rd anniversary of the grant.
4/22/12, 4/28/13	These options vested 6 months after the grant date.
3/1/12, 3/3/13	These options vested 3 years after the grant date.
11/25/12	One-half of these options vested 11/25/05 and one-half vested 11/25/06.

2.	Mr. de la Vega’s and Mr. Stankey’s 2007 restricted stock grants vest as follows: 20% vested in 2010, 40% vested in 2011, and 40% will vest in 2012. Mr. Stephens’ 2008 restricted stock award vested one third in each of 2010 and 2011, and will vest one third in 2012. Mr. de la Vega’s and Mr. Stankey’s 2009 restricted stock grants vest in 2012 and 2014, respectively. Mr. Stephens’ and Mr. Stankey’s 2010 and 2011 Restricted Stock Units (RSUs) vest the earlier of their becoming retirement eligible or upon the award’s scheduled vesting dates as follows: 2010 RSUs—2013 (50% of the award) and 2014 (50% of the award) and 2011 RSUs – 2015. The Named Executive Officers become retirement eligible when they either (1) reach age 55 and have at least five years of service or (2) satisfy the “modified rule of 75,” which requires certain combinations of age and service that total at least 75. Only Mr. Stephens and Mr. Stankey were not retirement eligible as of December 31, 2011. The 2011 RSU grants to the other Named Executive Officers are included in the “Option Exercises and Stock Vested” table below.

3.	Performance shares are paid after the end of the performance period shown for each award. The actual number of shares paid out is dependent upon the achievement of the related performance objectives and approval of the Human Resources Committee.

In this column, we report the number of outstanding performance shares and their theoretical value based on the price of AT&T stock on December 31, 2011. In calculating the number of performance shares and their value, we are required by SEC rules to compare the Company’s performance through 2011 under each outstanding performance share grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous fiscal year’s performance exceeded target, even if it is by a small amount and even if it is highly unlikely that we will pay the maximum amount, we are required by SEC rules to report the awards using the maximum potential payouts. For Mr. Stephens’ 2010 grant and a 2011 grant of 13,509 shares (made prior to his promotion to CFO), the performance measure is Return on Invested Capital (ROIC). For all other Named Executive Officer performance share grants, the performance measure for 75% of shares in each grant is ROIC, and for the remaining 25%, the performance measure is Total Stockholder Return (TSR). As of the end of 2011, because the ROIC achievement for the 2010 grant was above target, we reported the ROIC portion of these grants (and the entirety of Mr. Stephens’ 2010 grant) at the maximum. At the same time, the TSR achievement for the 2010 grant was at threshold, requiring the TSR portion of these grants to be reported at threshold. For the 2011 grants, the ROIC and TSR achievements were at and above target, respectively, requiring the ROIC portion of these grants (and the entirety of Mr. Stephens’ 2011 pre-promotion grant) to be reported at target and the TSR portion of these grants to be reported at the maximum.

As discussed in his agreement on page XX, the Human Resources Committee removed the proration of Mr. Lindner’s 2011-2013 performance share grant in exchange for a 36 month non-compete, non-solicitation, and confidentiality agreement.

Option Exercises and Stock Vested During 2011

Name	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephenson	0	0	692,834	20,104,805
Stephens	39,839	253,655	77,276	2,278,806
de la Vega	0	0	253,361	7,437,567
Stankey	0	0	212,949	6,349,500
Watts	0	0	157,561	4,560,399
Lindner (retired)	36,094	194,323	349,357	10,079,613

1.	Includes restricted stock unit grants that vested in 2011 but are not yet distributable. These units vest the earlier of the scheduled vesting date (January 2015) or upon the employee becoming retirement eligible. If the units vest because of retirement eligibility, they will still not be distributed until the scheduled vesting date. Restricted stock units that vested but will not be distributed until 2015 are as follows: Mr. Stephenson—226,626; Mr. de la Vega—77,320; Mr. Watts—60,434; and Mr. Lindner—76,431. Messrs. Stephens and Stankey were not retirement eligible as of December 31, 2011, and did not vest in restricted stock units in 2011. Amounts for Mr. Lindner also include full vesting of his 2009 restricted stock grant (see page XX).

Pension Benefits (Estimated for 12/31/11)

Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
Stephenson	Pension Benefit Plan	29	970,700	0
	Pension Benefit Make Up Plan	29	7,427	0
	SRIP	29	2,198,943	0
	SERP	29	38,343,624	0
Stephens	Pension Benefit Plan	19	769,215	0
	Pension Benefit Make Up Plan	19	37,952	0
	SRIP	19	243,889	0
	SERP	19	3,563,564	0
de la Vega (2)	Pension Benefit Plan—Wireless Program	37	101,585	0
	BellSouth SERP	37	14,529,656	0
	SERP	37	4,181,299	0
Stankey	Pension Benefit Plan	26	804,032	0
	SRIP	26	335,998	0
	SERP	26	14,920,749	0
Watts	Pension Benefit Plan	28	1,207,481	0
	Pension Benefit Make Up Plan	28	161,170	0
	SRIP	28	994,423	0
	SERP	28	11,053,630	0
Lindner	Pension Benefit Plan—Wireless Program	26	0	674,610	(3)
(retired)	Pension Benefit Plan	26	333,670	29,258	(3)
	SRIP	26	2,111,304	68,559
	SERP	26	5,262,357	2,464,584	(3)

1.

Pension benefits reflected in the above table were determined using the methodology and material assumptions set forth in the 2011 AT&T Annual Report to Stockholders in Note 11 to Consolidated Financial Statements, “Pension and Postretirement Benefits,” except that, as required by SEC regulations, the assumed retirement age is the specified normal retirement age in the plan unless the plan provides a younger age at which benefits may be received without a discount based on age, in which case the younger age is used. For the Pension Benefit Plan and the Pension Benefit Make Up

Plan, the assumed retirement age is the date a participant is at least age 55 and meets the “modified rule of 75,” which requires certain combinations of age and service that total at least 75. For the Pension Benefit Plan—Wireless Program, the assumed retirement age for the career average formula is the date a participant is at least age 55 and meets the “modified rule of 75,” and age 65 for the cash balance formula. For the AT&T SRIP/SERP, the assumed retirement age is the earlier of the date the participant reaches age 60 or has 30 years of service (the age at which an employee may retire without discounts for age). For the BellSouth SERP, the assumed retirement age is the date the participant reaches age 62. If a participant has already surpassed the earlier of these dates, then the assumed retirement age used for purposes of this table is determined as of December 31, 2011.

For each of the Named Executive Officers, SERP/SRIP benefits in the table have been reduced for benefits available under the qualified plans and by a specified amount that approximates benefits available under other non-qualified plans included in the table.

2.	Mr. de la Vega took a total distribution of his qualified benefit in the BellSouth Personal Retirement Account when he transferred to AT&T Mobility in 2003 (then known as Cingular) and began accruing benefits under what is now the Pension Benefit Plan—Wireless Program. The benefit received under the BellSouth Personal Retirement Account and amounts in the Pension Benefit Plan—Wireless Program offset amounts accrued under his BellSouth SERP benefit. Mr. de la Vega continued to earn benefits under the BellSouth SERP until March 1, 2011, when he became vested in the AT&T SERP. The AT&T SERP provides him with a nonqualified benefit equal to the greater of the AT&T SERP formula or the BellSouth SERP formula (excluding pay and service credits after March 1, 2011, but allowing the early retirement discount to decrease until age 62). His benefits under the AT&T SERP will be reduced for benefits available under the qualified pensions and by a specified amount that approximates benefits available under the BellSouth SERP.

3.	Of the amounts shown, Mr. Lindner elected to receive the entirety of his Wireless Program amount as a lump sum, 30% of the SERP as a lump sum, and a partial distribution (amounting to approximately 7%) of his Pension Benefit Plan as a lump sum.

Qualified Pension Plan

We offer post-retirement benefits, in various forms, to nearly all our managers. The AT&T Pension Benefit Plan, a “qualified pension plan” under the Internal Revenue Code, covers nearly all of our employees and each of the Named Executive Officers. The applicable benefit accrual formula depends on the subsidiaries that have employed the participant.

—	Nonbargained Program:

Each of the Named Executive Officers, except for Mr. de la Vega, is covered by this Program. Participants receive the greater of the benefit determined under the Career Average Minimum (CAM) formula or the cash balance formula, each of which is described below.

>

The CAM formula applicable to the Named Executive Officers (other than Mr. de la Vega) covers AT&T managers other than persons that were employed by AT&T Corp., BellSouth, or AT&T Mobility (and their respective subsidiaries) prior to our respective acquisitions of those companies. This formula provides an annual benefit equal to 1.6% of the participant’s average pension-eligible compensation (generally, base pay, commissions, and annual bonuses, but not officer bonuses paid to individuals promoted to officer level before January 1, 2009) for the five years ended December 31, 1999, multiplied by the number of years of service through the end of the December 31, 1999, averaging period, plus 1.6% of the participant’s pension-eligible compensation thereafter. Employees who meet the “modified rule of 75” and are at least age 55 are eligible to retire without age or service discounts. The “modified rule of 75” establishes retirement eligibility when certain combinations of age and service equal or exceed 75.

>

The cash balance formula was frozen, except for interest credits, on January 14, 2005. The cash balance formula provided an accrual equal to 5% of pension-eligible compensation plus monthly interest credits on the participant’s cash balance account. The interest rate is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle month of the preceding quarter.

The plan permits participants to take the benefit in various actuarially equivalent forms, including a regular annuity or, to a limited extent, a lump sum calculated as the present value of the annuity. For individuals hired on or after January 1, 2007 (January 1, 2006, for our principal wireless subsidiaries), the pension benefit described in the preceding sentences has been replaced by an age-graded cash balance formula. To the extent the Internal Revenue Code places limits on the amounts that may be earned under a qualified pension plan, these amounts are paid under the nonqualified Pension Benefit Make Up Plan but only for periods prior to the person becoming a participant in the SRIP/SERP below. The Pension Benefit Make Up Plan benefit is paid in the form of a 10-year annuity or in a lump sum if the value of the annuity is less than $50,000.

—	Mobility Program:

Mr. de la Vega is covered by the Mobility Program, which is part of the tax-qualified AT&T Pension Benefit Plan. This program covers employees of our principal wireless subsidiaries that were hired prior to 2006. The Mobility Program is the qualified pension plan previously offered by AT&T Mobility that was merged into the AT&T Pension Benefit Plan. Participants in the Mobility Program are generally entitled to receive a cash balance benefit equal to the monthly basic benefit credits of 5% of the participant’s pension-eligible compensation (generally, base pay, commissions, and group incentive awards, but not individual awards) plus monthly interest credits on the participant’s cash balance account. The interest rate for cash balance credits is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle month of the preceding quarter. The plan permits participants to take the benefit in various actuarially equivalent forms, including a regular annuity or a lump sum calculated as the present value of the annuity. In addition, Mr. Lindner, who was Chief Financial Officer for AT&T Mobility until 2004, had a balance in the Mobility Program. Though he no longer accrued benefits under the plan, he received monthly interest credits until his retirement, effective June 1, 2011, when he took a full distribution of his accrued benefit under the plan.

Nonqualified Pension Plans

Employees are limited by tax law in the amount of benefit they may receive under a qualified pension plan. We offer our executive officers and other officers (who became officers prior to 2005) supplemental retirement benefits under the Supplemental Retirement Income Plan (SRIP) and, for those serving as officers between 2005-2009, its successor, the 2005 Supplemental Employee Retirement Plan (SERP) as an additional retention tool. An officer’s benefits under these nonqualified pension plans are reduced by: (1) benefits due under qualified AT&T pension plans and (2) a specific amount that approximates the value of the officer’s benefit under other nonqualified pension plans, determined as of December 31, 2008. These supplemental benefits are neither funded by nor are a part of the qualified pension plan. Each of the Named Executive Officers is eligible to receive these benefits. However, the Human Resources Committee has determined to no longer allow new officers to participate in these supplemental retirement benefits, except in limited circumstances where the Committee deems it necessary to attract or retain key talent or for other appropriate business reasons. Instead, new officers may be granted restricted stock generally equal in value to one-year’s salary with a five year vesting period. If appropriate, new grants will be made during the officer’s employment.

As a result of changes in the tax laws, beginning December 31, 2004, participants ceased accruing benefits under the SRIP, the original supplemental plan. After December 31, 2004, benefits are earned under the SERP. Participants make separate distribution elections (annuity or lump sum) for benefits earned and vested before 2005 (under the SRIP) and for benefits accrued during and after 2005 (under the SERP). Elections for the portion of the pension that accrues in and after 2005, however, must be made when the officer first participates in the SERP. Vesting in the SERP requires five years of service (including four years of participation in the SERP). Each of the Named Executive Officers is vested in the SERP. Regardless of the payment form, no benefits under the SERP are payable until six months after termination of employment.

—	Calculation of Benefit:

Under the SRIP/SERP, the target annual retirement benefit is stated as a percentage of a participant’s annual salary and annual incentive bonus averaged over a specified averaging period described below. The percentage is increased by 0.715% for each year of actual service in excess of, or decreased by 1.43% (0.715% for mid-career hires) for each year of actual service below, 30 years of service. In the event the participant retires before reaching age 60, a discount of 0.5% for each month remaining until the participant attains age 60 is applied to reduce the amount payable under this plan, except for officers who have 30 years or more of service at the time of retirement. Of the Named Executive Officers currently employed by the Company, only Mr. de la Vega is eligible to retire without either an age or service discount under this plan. These benefits are also reduced by any amounts participants receive under a qualified pension plan and by a frozen, specific amount that approximates the amount they receive under our other nonqualified pension plans, calculated as if the benefits under these plans were paid in the form of an immediate annuity for life.

For all but Mr. Stephenson (see below), the salary and bonus used to determine their SRIP/SERP amount is the average of the participant’s salary and actual annual incentive bonuses earned during the 36-consecutive-month period that results in the highest average earnings that occurs during the 120 months preceding retirement. In some cases the Human Resources Committee may require the use of the target bonus, or a portion of the actual or target bonus, if it believes the actual bonus is not appropriate. The target retirement percentage for the Chief Executive Officer is 60%, and for other Named Executive Officers the target percentage ranges from 50% to 60%. Beginning in 2006, the target percentage was limited to 50% for all new participants (see note above on limiting new participants after 2008). If a benefit payment under the plan is delayed by the Company to comply with Federal tax rules, the delayed amounts will earn interest at the rate the Company uses to accrue the present value of the liability, and the interest will be included in the appropriate column(s) in the “Pension Benefits” table.

—	Forms of Payment:

>

Annuity – Participants may receive benefits as an annuity payable for the greater of the life of the participant or ten years. If the participant dies within ten years after leaving the Company, then payments for the balance of the ten years will be paid to the participant’s beneficiary. Alternatively, the participant may elect to have the annuity payable for life with 100% or 50% payable upon his death to his beneficiary for the beneficiary’s life. The amounts paid under each alternative (and the lump sum alternative described below) are actuarially equivalent. As noted above, separate distribution elections are made for pre-2005 benefits and 2005 and later benefits.

>

Lump Sum – Participants may elect that upon retirement at age 55 or later to receive the actuarially determined net present value of the benefit as a lump sum, rather than in the form of an annuity. To determine the net present value, we use the discount rate used for determining the projected benefit obligation at December 31 of the second calendar year prior to the year of retirement. Participants may also elect to take all or part of the net present value over a fixed period of years elected by the participant, not to exceed 20 years, earning interest at the same discount rate. A participant is not permitted to receive more than 30% of the net present value of the benefit before the third anniversary of the termination of employment, unless he or she is at least 60 years old at termination, in which case the participant may receive 100% of the net present value of the benefit as early as six months after the termination of employment. Eligible participants electing to receive more than 30% of the net present value of the benefit within 36 months of their termination must enter into a written noncompetition agreement with us and agree to forfeit and repay the lump sum if they breach that agreement.

—	Randall Stephenson’s Benefit:

Mr. Stephenson’s SERP benefit was modified in 2010. For purposes of calculating his SERP benefit, the Company froze his compensation as of June 30, 2010. He will stop accruing age and service credits as of December 31, 2012. On December 31, 2012, Mr. Stephenson’s benefit will be determined as a lump sum amount and then be credited with interest going forward. The discount rate for calculating the lump sum and the interest crediting rate is 5.8%.

—	Rafael de la Vega’s Benefit:

Mr. de la Vega vested in the AT&T SERP on March 1, 2011. At that time, benefits to be paid from the BellSouth SERP were frozen. The AT&T SERP benefit will be reduced by a specified amount that approximates his BellSouth SERP benefit. The AT&T SERP provides a nonqualified pension benefit equal to the greater of (1) the AT&T SERP formula applicable to other plan participants, or (2) the amount he would have received under the BellSouth SERP (excluding pay and service credits after March 1, 2011, but allowing the early retirement discount factor to decrease based on his age and service at retirement). The BellSouth SERP formula is 2% of eligible earnings for each year of service for the first 20 years of service, 1.5% of eligible earnings for each of the next ten years, and 1% of eligible earnings for each additional year of service. Eligible earnings under the BellSouth SERP are based on average compensation over the five-year period preceding retirement, defined as the average of the sum of the executive’s salary and bonuses during the last five years of employment plus any final bonus payable after retirement. Mr. de la Vega’s BellSouth SERP benefit is reduced by his qualified pension benefits and primary Social Security benefits. For participants with more than 30 years of service, benefits are reduced 3% per year for each year benefits commence prior to age 62. (These benefits are reduced by 6% per year if the participant has less than 30 years of service.) Mr. de la Vega has more than 30 years of service, but is not yet age 62. Participants elect to receive benefits as an actuarially determined lump sum, life annuity or ten-year certain form of payment. For purposes of determining BellSouth SERP benefits, Mr. de la Vega’s service calculation will include his service with AT&T Mobility (as provided by his contract), where he currently is employed, as well as his service with BellSouth Corporation. In addition, under the BellSouth SERP, in the event of the death of a participant, the spouse would receive the same BellSouth SERP benefit the participant would have received had he survived and terminated employment on the date of death. The BellSouth SERP also provides a lump sum death benefit payable to the participant’s beneficiaries equal to his annual base pay rate as of December 31, 2005, plus two times his standard target bonus as of December 31, 2005. Mr. de la Vega’s death benefit will be paid in the amount of $1.86 million.

Other Post-Retirement Benefits

Named Executive Officers who retire after age 55 with at least five years of service or who are retirement- eligible under the “modified rule of 75” continue to receive the benefits shown in the following table after retirement, except that only Mr. Stephenson and Mr. Lindner are entitled to receive supplemental health benefits after retirement. Other benefits that are available generally to managers are omitted. All other Named Executive Officers, except Mr. Stephens and Mr. Stankey, are currently retirement eligible.

Financial counseling benefits will be made available to the executive officers for 36 months following retirement. We do not reimburse taxes on personal benefits for executive officers, other than certain non-deductible relocation costs. The supplemental health benefit is in addition to the group health plan and is provided to Messrs. Stephenson and Lindner for life. During their employment, officers are subject to an annual deductible on health benefits, co-insurance, and a portion of the premium. Officers who are eligible to receive the benefit in retirement have no annual deductible or co-insurance, but they must pay larger premiums. In addition, we also provide communications, broadband/TV and related services and products for life; however, to the extent the service is provided by AT&T, it is typically provided at little or no incremental cost. These benefits are subject to amendment.

Other Post-Retirement Benefits

Personal Benefit	Estimated Amount (valued at our incremental cost)
Financial counseling	Maximum of $14,000 per year for 36 months
Financial counseling provided in connection with retirement	Up to $20,000
Estate planning	Up to $10,000 per year for 36 months
Other (communications)	Average of $2,100 annually
Supplemental health insurance premiums (Messrs. Stephenson and Lindner only)	Approximately $4,900 annually, above required contributions from employee

In the event of the officer’s termination of employment due to death or disability, the officer’s unvested restricted stock units and restricted stock, if any, will vest, and outstanding performance shares will pay out at 100% of target. As a result, if such an event had occurred to a Named Executive Officer at the end of 2011, the following payouts of performance shares, restricted stock units, and restricted stock would have been made: Mr. Stephenson—$28,481,363; Mr. Stephens—$3,870,599; Mr. de la Vega—$10,844,155; Mr. Stankey—$11,051,359; and Mr. Watts—$8,297,584.

We pay recoverable premiums on split-dollar life insurance that provides a specified death benefit to beneficiaries of each Named Executive Officer equal to one times salary during their employment. After retirement, the death benefit remains one times salary until they reach age 66; the benefit is then reduced by 10% each year until age 70, when the benefit becomes one-half times salary. However, Mr. Stephenson receives a basic death benefit of three times salary while employed, which is reduced to two times salary after his retirement; Mr. Stephens and Mr. Lindner receive a death benefit of two times salary while employed and after retirement. Of the Named Executive Officers, only Mr. Stephens and Mr. Stankey are not yet retirement eligible.

In addition to the foregoing, Mr. Stephenson, Mr. Stephens, Mr. Stankey, and Mr. Watts purchase optional additional split-dollar life insurance coverage equal to two times salary, which is subsidized by the Company. If the policies are not fully funded upon the retirement of the officer, we continue to pay our portion of the premiums until they are fully funded.

Basic death benefits payable to Mr. de la Vega under the AT&T plan are reduced by $900,000, which represents the sum of death benefits provided by (1) a BellSouth split-dollar policy with a face amount of $400,000 that was transferred to Mr. de la Vega in 2007, and (2) two BellSouth policies with a combined face amount of $500,000 owned by Mr. de la Vega. Under the latter policies, the Company and Mr. de la Vega share the payment of premiums, and the policies provide either a death benefit to Mr. de la Vega’s beneficiary(ies) or an accumulated cash value available to Mr. de la Vega. The Company does not recover any of its premium payments under the bonus plan. Currently, the $900,000 of coverage from BellSouth policies completely offsets any basic death benefit provided by the AT&T plan.

We also provide death benefits in connection with certain of our deferral plans (described on page XX) and in connection with Mr. de la Vega’s BellSouth SERP (described on page XX).

Nonqualified Deferred Compensation

Name	Plan (1)	Executive Contributions in Last FY (2) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (2)(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (2) ($)
Stephenson	Stock Purchase and Deferral Plan	465,000	155,640	333,854	6,123,590	5,129,719
	Cash Deferral Plan	-	-	17,081	-	348,987
	Comp. Deferral Plan (4-Yr Units)	-	-	334	6,576	2,165
Stephens	Stock Purchase and Deferral Plan	749,501	54,143	85,817	699,660	1,109,853
de la Vega	Stock Purchase and Deferral Plan	306,163	39,403	102,545	-	1,217,680
	Cash Deferral Plan	926,744	-	98,554	-	2,181,721
	BellSouth Nonqualified Deferred Income Plan	-	-	42,900	41,941	340,235
	AT&T Mobility Cash Deferral Plan	-	-	31,160	-	648,191
	AT&T Mobility 2005 Cash Deferral Plan	-	-	403,162	-	8,386,577
Stankey	Stock Purchase and Deferral Plan	51,413	39,653	110,788	40,346	1,381,781
	Cash Deferral Plan	-	-	14,023	-	286,503
Watts	Stock Purchase and Deferral Plan	111,563	46,253	59,552	142,785	813,643
	Cash Deferral Plan	-	-	28,595	217,809	541,543
	Sr Mgmt Deferred Comp. Plan of 1988 (4-Yr Units)	-	-	3,855	-	80,191
Lindner	Stock Purchase and Deferral Plan	23,305	11,545	(16,071)	2,649,964	180,095
(retired)	Cash Deferral Plan	-	-	34,995	813,224	555,701
	Sr Mgmt Deferred Comp. Plan (8-Yr Units)	-	-	181,740	-	1,575,076

1.	Amounts attributed to the Stock Purchase and Deferral Plan or to the Cash Deferral Plan also include amounts from their predecessor plans. No further contributions are permitted under the predecessor plans.

2.	Of the amounts reported in the contributions and earnings columns in the table above, the following amounts are reported as compensation for 2011 in the “Summary Compensation Table”: Mr. Stephenson—$622,849; Mr. Stephens—$237,206; Mr. de la Vega—$260,075; Mr. Stankey—$93,070; Mr. Watts—$162,396; and Mr. Lindner—$52,512. Of the amounts reported in the aggregate balance column, the following aggregate amounts were previously reported in the “Summary Compensation Table” for 2010 and 2009, combined: Mr. Stephenson—$4,859; Mr. de la Vega—$2,524,982; Mr. Stankey—$161,001; Mr. Watts—$3,458; and Mr. Lindner—$37,255.

3.	Aggregate Earnings include interest, dividend equivalents, and stock price appreciation/depreciation. The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” includes only the interest that exceeds the SEC market rate, as shown in footnote 3 to the “Summary Compensation Table”.

Stock Purchase and Deferral Plan (SPDP)

Under the SPDP and its predecessor plan, midlevel managers and above may annually elect to defer up to 30% of their salary and bonus. Officer level managers, including the Named Executive Officers, may contribute up to 95% of their short-term award (paid in lieu of a bonus). In addition, the Human Resources Committee may approve other contributions to the plan. These deferrals are used to make monthly purchases, through payroll deductions, of AT&T deferred share units (each representing the right to receive a share of AT&T stock) at fair market value. Participants receive a 20% match in the form of additional deferred shares; however, with respect to short-term awards, Officer level participants receive the 20% match only up to their target awards. In addition, the Company provides “makeup” matching contributions in the form of additional deferred shares in order to generally offset the loss of match in the 401(k) plan caused by participation in the SPDP and the CDP, and to provide match on compensation that exceeds Federal compensation limits for 401(k) plans. The makeup match is an 80% match on contributions from the first 6% of salary and bonus (the same rate as used in the Company’s principal 401(k) plan), reduced by the amount of matching contributions the employee is eligible to receive (regardless of actual participation) in the Company’s 401(k) plan. Officer level employees do not receive a makeup match on the contribution of their short-term awards. Deferrals are distributed in AT&T stock at times elected by the participant. For deferrals prior to 2011 and bonus deferrals in 2011, in lieu of the 20% match, participants received two stock options, with an exercise price equal to the fair market value of the stock at grant, for each deferred share purchased.

Cash Deferral Plan (CDP)

Managers who defer at least 6% of salary in the SPDP may also defer up to 50% (25% in the case of midlevel managers) of salary into the CDP. Similarly, managers that defer 6% of bonuses in the SPDP may also defer bonuses in the CDP, subject to the same deferral limits as for salary; however Officer level managers may defer up to 95% of their short-term award into the CDP without a corresponding SPDP deferral. In addition, the Human Resources Committee may approve other contributions to the plan. We pay interest at the Moody’s Long-Term Corporate Bond Yield Average for the preceding September (the Moody’s rate), a common index used by companies. Pursuant to the rules of the SEC, we include in the “Summary Compensation Table” under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” any earnings on deferred compensation that exceed a rate determined in accordance with SEC rules. The Moody’s rate, over time, approximates this SEC rate. Deferrals are distributed at times elected by the participant. Similarly, under its predecessor plan, managers could defer salary and incentive compensation to be paid at times selected by the participant. No deferrals were permitted under the prior plan after 2004. Account balances in the prior plan are credited with interest at a rate determined annually by the Company, which will be no less than the prior September Moody’s rate.

Other Nonqualified Deferred Compensation Plans

Certain of the Named Executive Officers also participated in deferred compensation plans that are now closed to additional contributions and are described below.

—	AT&T Mobility Cash Deferral Plan:

Mr. de la Vega has a balance in the AT&T Mobility Cash Deferral Plan, a nonqualified, executive deferred compensation plan. The plan permitted officers and senior managers to defer between 6% and 50% of their base pay and between 6% and 75% of their annual bonus and long-term compensation awards into the plan. The Company provided a match equal to 80% of 6% of the salary and annual bonus deferred by the participant. The plan also provided an additional match when participants’ salary and annual bonus exceeded Internal Revenue Code qualified plan limits. Benefits under the plan are unfunded. Account balances earn an interest rate of return based on the Moody’s rate for the prior September. This rate is reset each year. Distributions occur according to employee elections. AT&T Mobility adopted a successor plan, known as the AT&T Mobility 2005 Cash Deferral Plan, having substantially the same terms as the original plan except with respect to the timing of deferral and distribution elections. No new deferrals were permitted after 2008.

—	Senior Management Deferred Compensation Plan of 1988 and Compensation Deferral Plan:

Eligible managers were permitted to make elections under these plans to defer, over four-year deferral periods, between 6% and 30% of their eligible compensation. No new deferral periods could be started after 1990. Participant contributions may be matched in this plan at the same rate that applied under the 401(k) plan in lieu of match in the 401(k) plan. Account balances are credited with interest during the calendar year at a rate determined annually by the Company, which may not be less than the Moody’s rate for the prior September. Distributions occur according to employee elections. Of the Named Executive Officers, only Mr. Stephenson has a balance in the Compensation Deferral Plan and only Mr. Watts has a balance in the Senior Management Deferred Compensation Plan of 1988.

—	Senior Management Deferred Compensation Plan:

Eligible managers were permitted to make elections to defer, over eight-year deferral periods, between 6% and 30% of their eligible compensation. This plan was started in 1984 and no new deferral periods could be started after 1987. Participant contributions may be matched in this plan at the same rate that applied under the 401(k) plan in lieu of match in the 401(k) plan. This plan provides a defined benefit, equivalent to a rate of return between 14% and 15%, at termination of employment if the participant terminates employment after reaching age 55. If the age conditions are not satisfied at termination of employment, the participant’s benefit is the amount contributed (including Company match) plus interest at 8%, compounded annually. Of the Named Executive Officers, only Mr. Lindner has a balance in this plan.

Under the Senior Management Deferred Compensation Plan of 1988 and the Senior Management Deferred Compensation Plan, after the participant dies, an additional benefit is payable to the surviving spouse for the duration of his or her life in an amount equal to two-thirds of the participant’s standard retirement benefit, beginning once the standard retirement benefit payments have ended or upon the participant’s death, if later. If Mr. Lindner had died at the end of 2011, his surviving spouse would have received monthly benefits of $14,515 beginning in December 2026. If Mr. Watts had died at the end of 2011, his surviving spouse would have received monthly benefits of $446 beginning in December 2026.

—	BellSouth Nonqualified Deferred Income Plan:

Mr. de la Vega also made contributions from his BellSouth compensation to this nonqualified deferred compensation plan. Under Schedule A of the plan, senior managers were permitted to make up to two annual deferrals of up to 25% of their salary and bonus. Beginning with the 7th year after the deferral, the plan returned the original deferral to the participant in one to three annual installments, depending on the year of the deferral. Mr. de la Vega’s deferrals under Schedule A received fixed rates of 17.0% and 17.5% for his 1991 and 1993 deferrals, respectively. The balance is paid in 15 annual installments beginning at age 65. Under Schedule B, participants were able to defer up to 10% of their salary and bonus; distributions are made at the election of the participant. Mr. de la Vega received fixed rates from 8.7% to 11.0% on his Schedule B deferrals. No new deferrals were permitted under this plan after 1998.

Potential Payments upon Change in Control

—	Change in Control:

An acquisition in our industry can take a year or more to complete, and during that time it is critical that the Company have continuity of its leadership. If we are in the process of being acquired, our officers may have concerns about their employment with the new company. Our Change in Control Severance Plan offers benefits so that our officers may focus on the Company’s business without the distraction of searching for new employment. The Change in Control Severance Plan covers our officers, including each of the Named Executive Officers. Amounts under this plan payable to Mr. de la Vega would be offset by any payments Mr. de la Vega would receive under his agreement described on page XX, providing for the payment of benefits upon his termination of employment.

—	Change in Control Severance Plan—Description:

The Change in Control Severance Plan offers benefits to an officer who is terminated or otherwise leaves our Company for “good reason” after a change in control. These benefits include a payment equal to 2.99 times the sum of the executive’s most recent salary and target bonus. Pursuant to changes in the plan made by the Company, effective January 1, 2011, the Company is no longer responsible for the payment of excise taxes (or taxes on such payments). Prior to the amendment, the plan required the Company to pay excise taxes and taxes resulting from the payment of excise taxes to the extent excise taxes were incurred because of prior deferrals of income by an officer.

In the event of a change in control and termination of employment, each covered officer will also be provided, at no cost to him or her, with financial counseling and life and health benefits, including supplemental medical, vision, and dental benefits, substantially similar to those benefits provided prior to termination, for three years after the executive’s employment ends or until the end of the year he or she turns 65, whichever is earlier; provided, however, if the medical benefits cannot be provided on a non-taxable basis without penalty, these benefits would be provided on a taxable basis only for the applicable COBRA continuation period. We believe that these benefits are competitive with the benefits offered by comparable companies. Retirement eligible officers are eligible for certain of these benefits as part of their post-employment benefits (see Other Post-Retirement Benefits following the “Pension Benefits” table for more information). The estimated annual incremental costs of these benefits that would have been provided if the continuing Named Executive Officers had left for “good reason” under the plan at the end of 2011, in excess of any amounts that would have been incurred as post-retirement benefits outside of the applicable plan, are outlined in the table below.

Additional Costs of Potential Benefits Under the Change in Control Severance Plan

Name	Health Benefits ($)	Life Insurance ($)	Financial Counseling ($)
Stephenson	11,654	18,612	0
Stephens	32,464	12,905	24,000
de la Vega	15,242	10,663	0
Stankey	32,464	9,113	24,000
Watts	22,264	11,355	0

“Good reason” means, in general, assignment of duties inconsistent with the executive’s title or status; a substantial adverse change in the nature or status of the executive’s responsibilities; a reduction in pay; or failure to pay compensation or continue benefits. The employment of our CEO is unlikely to be continued at the new company if we are acquired. For the CEO, “good reason” also means a good faith determination by the executive within 90 days of the change in control that he or she is not able to discharge his or her duties effectively.

Under the plan, a change in control occurs if: (a) anyone (other than one of our employee benefit plans) acquires more than 20% of AT&T’s common stock, (b) within a two-year period, the Directors at the beginning of the period (together with any new Directors elected or nominated for election by a two-thirds majority of Directors then in office who were Directors at the beginning of the period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board, (c) upon consummation of a merger where AT&T Inc. is one of the merging entities and where persons other than the AT&T stockholders immediately before the merger hold more than 50% of the voting power of the surviving entity, or (d) upon our stockholders’ approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

If a change in control and a subsequent termination of employment of the Named Executive Officers had occurred at the end of 2011 in accordance with the Change in Control Severance Plan, the following estimated severance payments would have been paid in a lump sum:

Potential Change in Control Severance Payments

Name	Severance ($)
Stephenson	19,734,000
Stephens	4,659,416
de la Vega	7,355,400
Stankey	7,355,400
Watts	6,054,750

Note: Mr. Lindner retired June 1, 2011 and is excluded from the table.

The restricted stock and restricted stock unit awards, as applicable, made under the 2006 Incentive Plan to Mr. Stephens in 2008, to Mr. de la Vega and Mr. Stankey in 2009 and 2007, and to all the Named Executive Officers in 2010 and 2011 will immediately vest, in the event of a change in control, if the grantee’s employment is terminated by the Company, or if the grantee terminates employment for good reason. A change in control under the 2006 Incentive Plan has substantially the same meaning as that in the Change in Control Severance Plan. “Good reason” for this plan means within two years after the change in control, the employee’s position or responsibilities are adversely altered, the employee’s salary or target annual bonus is reduced, or the employee is relocated more than 50 miles from his former employment. If the employment of these officers was terminated under these conditions at the end of 2011, the Named Executive Officers would be entitled to the vesting of restricted stock and units (if not already vested) that were valued as of December 31, 2011 as follows: Mr. Stephenson—$14,401,316; Mr. Stephens—$3,870,599; Mr. de la Vega—$10,844,155; Mr. Stankey—$11,051,359; and Mr. Watts—$4,195,588.

OTHER BUSINESS

The Board of Directors is not aware of any matters that will be presented at the meeting for action on the part of stockholders other than those described in this Proxy Statement.

Availability of Corporate Governance Documents

A copy of AT&T’s Annual Report to the SEC on Form 10-K for the year 2011 may be obtained without charge upon written request to AT&T Stockholder Services, 208 S. Akard, Room 2710.14, Dallas, Texas 75202. AT&T’s Corporate Governance Guidelines, Code of Ethics, and Committee Charters may be viewed online at www.att.com and are also available in print to anyone who requests them (contact the Senior Vice President and Secretary of AT&T at the address below).

Stockholder Proposals and Director Nominees

Stockholder proposals intended to be included in the proxy materials for the 2013 Annual Meeting must be received by November XX, 2012. Such proposals should be sent in writing by courier or certified mail to the Senior Vice President and Secretary of AT&T at 208 S. Akard Street, Suite 3241, Dallas, Texas 75202. Stockholder proposals that are sent to any other person or location or by any other means may not be received in a timely manner.

Stockholders who intend to submit proposals at an Annual Meeting but whose proposals are not included in the proxy materials for the meeting and stockholders who intend to submit nominations for Directors at an Annual Meeting are required to notify the Senior Vice President and Secretary of AT&T (at the address above) of their proposal or nominations and to provide certain other information not less than 90 days, nor more than 120 days, before the anniversary of the prior Annual Meeting of Stockholders, in accordance with AT&T’s Bylaws. Special notice provisions apply under the Bylaws if the date of the Annual Meeting is more than 30 days before or 70 days after the anniversary date.

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone. Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

•	Go to www.envisionreports.com/att

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secure website
Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card/Voting Instruction Card

To vote by using the proxy card below, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Randall L. Stephenson	☐	☐	☐	05 - Jaime Chico Pardo	☐	☐	☐	09 - Joyce M. Roché	☐	☐	☐

02 - Gilbert F. Amelio	☐	☐	☐	06 - James P. Kelly	☐	☐	☐	10 - Matthew K. Rose	☐	☐	☐

03 - Reuben V. Anderson	☐	☐	☐	07 - Jon C. Madonna	☐	☐	☐	11 -Laura D’Andrea Tyson	☐	☐	☐

04 - James H. Blanchard	☐	☐	☐	08 - John B. McCoy	☐	☐	☐

Director Proposals — The Board of Directors recommends a vote FOR Items 2 through 4.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of appointment of independent auditors.	☐	☐	☐	4. Amend certificate of incorporation.	☐	☐	☐

	For	Against	Abstain
3. Advisory vote on executive compensation.	☐	☐	☐

Stockholder Proposals — The Board of Directors recommends a vote AGAINST Items 5 through 6.

	For	Against	Abstain		For	Against	Abstain
5. Political contributions report.	☐	☐	☐	6. Wireless network management.	☐	☐	☐

01EWPH

AT&T Inc. 2012 Annual Meeting of Stockholders	Admission Ticket

Friday, April 27, 2012 Doors open at 8:00 a.m. local time Meeting begins at 9:00 a.m. local time	Upon arrival, please present this admission ticket and photo ID at the registration desk.

The Grand America Hotel 555 South Main Street Salt Lake City, Utah 84111 Complimentary parking is available at the Grand America Hotel (see map for entrance to underground parking).

To vote by using the proxy card below, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 27, 2012.

The undersigned hereby appoints Randall L. Stephenson and John J. Stephens, and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in AT&T Inc. at the Annual Meeting of Stockholders to be held on April 27, 2012, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares (except for shares held in the employee benefit plans noted below) in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR all nominees, FOR Items 2 - 4, and AGAINST each of the stockholder proposals (Items 5 - 6) listed on the reverse side of this card (each of which is described in the proxy statement). The Board of Directors knows of no other matters that are to be presented at the meeting.

Please sign below and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone, through the Internet or mail it to Computershare, PO Box 43115, Providence RI 02940.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to the (a) plan administrator for any shares held on your behalf pursuant to The DirectSERVICE Investment Program (dividend reinvestment plan) and (b) plan administrator or trustee for any shares held on your behalf under any of the following employee benefit plans: the AT&T Savings and Security Plan, the AT&T Long Term Savings and Security Plan, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan. Shares in each of the foregoing employee benefit plans for which voting instructions are not received will not be voted, subject to the trustee’s fiduciary obligations. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 24, 2012.

Non-Voting Items

Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your instructions to be executed.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.